UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.        )

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MORGAN STANLEY

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Notice of 2005 Annual Meeting of Shareholders

2500 Lake Cook Road

Riverwoods, Illinois

March 15, 2005, 2:00 p.m., local time

February 15, 2005

Fellow shareholder:

We cordially invite you to attend Morgan Stanley’s 2005 annual meeting of shareholders to:

•	elect four directors to the Board of Directors for a three-year term;

•	ratify the appointment of Deloitte & Touche LLP as independent auditors;

•	amend Morgan Stanley’s Certificate of Incorporation to institute the annual election of directors;

•	consider a shareholder proposal; and

•	transact such other business as may properly come before the meeting.

Our Board of Directors recommends that you vote “FOR” the election of directors, the ratification of auditors and the amendment of the Certificate of Incorporation and “AGAINST” the shareholder proposal.

We enclose our proxy statement, a proxy card, our summary annual report and our 10-K annual report. We hope you will read the proxy statement and submit your proxy. We appreciate your cooperation.

Very truly yours,

Philip J. Purcell

Chairman and Chief Executive Officer

i

Morgan Stanley

1585 Broadway

New York, New York 10036

February 15, 2005

Proxy Statement

We are sending you this proxy statement in connection with the solicitation of proxies by our Board of Directors for the 2005 annual meeting of shareholders. We are mailing this proxy statement and the accompanying form of proxy to shareholders on or about February 16, 2005. In this proxy statement, we refer to Morgan Stanley as the “Company,” “we” or “us.” When we refer to Morgan Stanley’s fiscal year, as in “fiscal 2004,” we mean the twelve-month period from December 1 through November 30.

Annual meeting information

Date and location of the annual meeting.    We will hold the annual meeting on Tuesday, March 15, 2005 at 2:00 p.m., local time, at our offices at 2500 Lake Cook Road, Riverwoods, Illinois.

Admission to the annual meeting.    Only record or beneficial owners of Morgan Stanley’s common stock may attend the annual meeting in person. When you arrive at the annual meeting, please present photo identification, such as a driver’s license. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account or bank statement.

Electronic access to the annual meeting.    You may listen to the meeting at www.morganstanley.com. Please go to our website early to register and download any audio software.

Voting information

Record date.    The record date for the annual meeting is January 14, 2005. You may vote all shares of Morgan Stanley’s common stock that you owned as of the close of business on that date. Each share of common stock entitles you to one vote on each matter to be voted on at the annual meeting. On the record date, 1,112,730,371 shares of common stock were outstanding. We need a majority of the shares of common stock outstanding on the record date present, in person or by proxy, to hold the annual meeting.

Confidential voting.    Our Bylaws provide that your vote is confidential and will not be disclosed to any officer, director or employee, except in certain limited circumstances such as when you request or consent to disclosure. The Morgan Stanley 401(k) Plan (401(k) Plan) and the Employee Stock Ownership Plan (ESOP) also have confidential voting provisions.

Submitting voting instructions for shares held in street name.    If you hold shares through a broker, follow the voting instructions you receive from your broker. If you want to vote in person, you must obtain a legal proxy from your broker and bring it to the meeting. If you do not submit voting instructions to your broker, your broker may still be permitted to vote your shares. New York Stock Exchange (NYSE) member brokers may vote your shares under the following circumstances.

•	Discretionary items. The election of directors, the ratification of appointment of Morgan Stanley’s independent auditors and the Company’s proposal to amend the Company’s Certificate of Incorporation to institute the annual election of directors are “discretionary” items. Member brokers that do not receive instructions from beneficial owners may vote on these proposals in the following manner: (1) Morgan Stanley’s wholly-owned subsidiaries, Morgan Stanley & Co. Incorporated (MS&Co.) and Morgan Stanley DW Inc. (MSDWI), may vote your shares only in the same proportion as the votes cast by all record holders on the proposal; and (2) all other NYSE member brokers may vote your shares in their discretion.

•	Non-discretionary items. The shareholder proposal is a “non-discretionary” item and may not be voted on by NYSE member brokers, including MS&Co. and MSDWI, absent specific voting instructions from beneficial owners.

If you do not submit voting instructions and your broker does not have discretion to vote your shares on a matter, your shares will not be counted in determining the outcome of the vote on that matter at the annual meeting.

Submitting voting instructions for shares held in your name.    If you hold shares as a record holder, you may vote your shares by proxy through the mail, telephone or internet as described on the proxy card. If you submit your proxy via the internet, you may incur costs such as telephone and internet access charges. Submitting your proxy will not limit your right to vote in person at the annual meeting. A properly completed and submitted proxy will be voted in accordance with your instructions, unless you subsequently revoke your instructions. If you submit a signed proxy card without indicating your vote, the person voting the proxy will vote your shares according to the Board’s recommendations.

Submitting voting instructions for shares held in employee plans.    If you hold shares in, or have been awarded stock units under, certain employee plans, you will receive directions on how to submit your voting instructions by mail, telephone or internet. Shares held in the following employee plans also are subject to the following rules.

•	401(k) Plan, Employee Stock Purchase Plan (ESPP) and ESOP. The 401(k) Plan, ESPP and ESOP trustee or custodian, as applicable, must receive your voting instructions for the common stock held on your behalf in these plans on or before March 13, 2005. If the trustee or custodian, as applicable, does not receive your voting instructions by that date, it will vote your shares (in the case of the ESOP, together with forfeited shares in the ESOP), in each applicable plan, in the same proportion as the voting instructions that it receives from other plan participants in the applicable plan. On January 14, 2005, there were 24,493 shares in the 401(k) Plan accounts, 6,058,571 shares in the ESPP and 56,409,333 shares in the ESOP.

•	Other equity-based plans. State Street Bank and Trust Company acts as trustee for a trust (Trust) that holds shares of common stock underlying stock units awarded to employees under several of Morgan Stanley’s equity-based plans. Mellon Bank, N.A. (Mellon) is custodian of restricted shares of common stock awarded to employees under the 1995 Equity Incentive Compensation Plan (EICP). Employees allocated shares held in the Trust, or whose shares are held by Mellon, must submit their voting instructions for receipt by the trustee or Mellon, as applicable, on or before March 13, 2005. If the trustee does not receive your instructions by that date, it will vote your shares, together with shares held in the Trust that are unallocated or held on behalf of former Morgan Stanley employees and employees in certain foreign jurisdictions, in the same proportion as the voting instructions that it receives for shares held in the Trust in connection with such plans. If Mellon does not receive your instructions by that date, it will vote your shares in the same proportion as the voting instructions that the trustee receives for shares held in the Trust. On January 14, 2005, 74,691,900 shares were held in the Trust in connection with such plans and Mellon held 1,113,982 shares under the EICP.

Revoking your proxy.    You can revoke your proxy at any time before your shares are voted by (1) delivering a written revocation notice prior to the annual meeting to Donald G. Kempf, Jr., Chief Legal Officer and Secretary, Morgan Stanley, 1585 Broadway, New York, New York 10036; (2) submitting a later proxy; or (3) voting in person at the annual meeting. Attending the annual meeting does not revoke your proxy unless you vote in person at the meeting.

Votes required to elect directors and to adopt other proposals.    Directors are elected by a plurality of the votes cast. The ratification of Deloitte & Touche’s appointment and the approval of the shareholder proposal each requires the affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon. The approval of the Company’s proposal to amend the Company’s Certificate of Incorporation to institute the annual election of directors requires the affirmative vote of eighty percent (80%) of the outstanding shares of common stock entitled to vote at the annual meeting.

Withholding your vote or voting to “abstain.”    In the election of directors, you can withhold your vote for any nominee. Withheld votes will be excluded entirely from the vote and will have no effect on the outcome. On the other proposals, you can vote to “abstain.” If you vote to “abstain,” your shares will be counted as present at the annual meeting for purposes of that proposal and your vote will have the effect of a vote against the proposal.

Item 1—Election of directors

Our Board currently has eleven (11) directors, divided into three classes. Members of each class serve for a three-year term. Shareholders elect one class of directors at each annual meeting. Each director holds office until his or her successor has been duly elected and qualified or the director’s earlier resignation, death or removal. The nominees are all current directors of Morgan Stanley, and each nominee has indicated that he or she will serve if elected. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy will be voted for another person nominated by the Board.

Nominees for election for a three-year term ending in 2008

John E. Jacob (70).    Executive Vice President—Global Communications of Anheuser-Busch Companies, Inc., a global corporation that includes a brewing organization, a manufacturer of aluminum beverage containers and park operations (since 1994). President and Chief Executive Officer of National Urban League, Inc. (1982 to 1994).

Director since:    2001

Other directorships:    Anheuser-Busch Companies, Inc. and Coca-Cola Enterprises Inc.

Charles F. Knight (69).    Chairman Emeritus (since September 2004), Chairman (1974 to September 2004) and Chief Executive Officer (1973 to October 2000) of Emerson Electric Co., a manufacturer of electronic and electrical products.

Director since:    1999

Other directorships:    Anheuser-Busch Companies, Inc., International Business Machines Corporation, SBC Communications Inc. and BP p.l.c.

Miles L. Marsh (57).    Chairman and Chief Executive Officer of Fort James Corporation, a manufacturer and marketer of consumer paper products (August 1997 to November 2000). Chairman (January 1996 to August 1997) and President and Chief Executive Officer (October 1995 to August 1997) of James River Corporation of Virginia.

Director since:    1996

Other directorships:    GATX Corporation and Whirlpool Corporation

Dr. Laura D’Andrea Tyson (57).    Dean of the London Business School (since January 2002). Dean (July 1998 to December 2001) and Class of 1939 Chair in Economics and Business Administration (January 1997 to July 1998) at the Walter A. Haas School of Business at the University of California, Berkeley. Chair of the President’s National Economic Council (February 1995 to December 1996).

Director since:    1997

Other directorships:    Eastman Kodak Company and SBC Communications Inc.

Our Board of Directors recommends a vote “FOR” the election of all four nominees. Proxies solicited by our Board of Directors will be voted “FOR” these nominees unless otherwise instructed.

Directors continuing in office—term expiring in 2006

Philip J. Purcell (61).    Chairman of the Board and Chief Executive Officer (since May 1997). Chairman and Chief Executive Officer of Dean Witter, Discover & Co. (1986 to May 1997).

Director since:    1986

Other directorships:    AMR Corporation

C. Robert Kidder (60).    Principal, Stonehenge Partners, Inc., a private investment firm (since June 2004). President (November 2001 to March 2003) of Borden Capital, Inc., a company that provided financial and strategic advice to the Borden family of companies. Chairman of the Board (January 1995 to August 2004) and Chief Executive Officer (January 1995 to March 2002) of Borden Chemical, Inc. (formerly Borden, Inc.), a forest products and industrial chemicals company.

Director since:    1993

Other directorships:    Electronic Data Systems Corporation

Michael A. Miles (65).    Special Limited Partner (since January 1995) in Forstmann Little & Co., a private investment firm with interests in telecommunications, broadcasting, healthcare and other industries.

Director since:    January 1995; 1993 to May 1994

Other directorships:    Sears, Roebuck and Co., Time Warner Inc., Dell, Inc., AMR Corporation and Citadel Broadcasting Corporation

Directors continuing in office—term expiring in 2007

Edward A. Brennan (71).    Chairman, President and Chief Executive Officer of Sears, Roebuck and Co. (until retirement in 1995).

Director since:    December 2004; 1993 to October 2003

Other directorships:    AMR Corporation, 3M Company, The Allstate Corporation, Exelon Corporation and McDonald’s Corporation

John W. Madigan (67).     Chairman (January 1996 to December 2003), Chief Executive Officer (May 1995 to December 2002) and President (May 1994 to July 2001) of Tribune Company, a media company. Currently Special Partner in Madison Dearborn Partners, a private investment firm.

Director since:     2000

Dr. Klaus Zumwinkel (61).    Chairman of the Board of Management, Deutsche Post AG, a global corporation comprised of four business divisions, including mail, express (including DHL Worldwide), logistics and financial services (since 1995).

Director since:     2004

Other directorships:    Deutsche Lufthansa AG (Supervisory Board), Deutsche Telekom AG (Chairman, Supervisory Board), Karstadt Quelle AG (Supervisory Board) and Deutsche Postbank AG (Chairman, Supervisory Board).

Sir Howard J. Davies (54).    The Director, London School of Economics and Political Science (since September 2003). Chairman and Chief Executive, the UK Financial Services Authority (August 1997 to September 2003). Deputy Governor, the Bank of England (September 1995 to August 1997).

Director since:     2004

New director.    Edward A. Brennan rejoined the Board of Directors in December 2004. Mr. Miles, Chairman of the Nominating and Governance Committee, recommended that the Committee consider Mr. Brennan rejoining the Board of Directors. The Committee assessed Mr. Brennan as a director candidate. It considered Mr. Brennan’s strength as a director and commitment to the Company and its shareholders, demonstrated during his many years of prior service as a director of the Company. The Committee unanimously recommended to the full Board that Mr. Brennan be elected a director serving in the class of directors whose term expires at the 2007 annual meeting of shareholders. The Board agreed with the Committee’s recommendation.

Board meetings and committees.    Our Board met thirteen times during fiscal 2004. Each current director attended at least 75% of the total number of meetings of the Board and committees on which the director served that were held while the director was a member. As a group, our directors attended approximately 92% of the total number of meetings of the Board and committees on which they served while they were members. The Board’s standing committees include the following:

Committee	Current Members(1)	Primary Responsibilities	# of Meetings
Audit	C. Robert Kidder (Chair) Sir Howard J. Davies John W. Madigan Dr. Klaus Zumwinkel	• Monitors the integrity of the Company’s consolidated financial statements, the Company’s internal controls, the Company’s risk management and the Company’s compliance with legal and regulatory requirements. • Selects, determines the compensation of, evaluates and, when appropriate, replaces the independent auditor, and pre-approves audit and permitted non-audit services. • Monitors the qualifications and independence of the independent auditor and performance of the Company’s internal and independent auditors.	8
Compensation	Charles F. Knight (Chair) Sir Howard J. Davies John E. Jacob Miles L. Marsh	• Annually reviews and approves the corporate goals and objectives relevant to the compensation of the Chairman and CEO and evaluates his performance in light of these goals and objectives. • Determines the compensation of our executive officers and such other officers as deemed appropriate. • Administers our incentive and equity-based compensation plans.	7
Nominating and Governance	Michael A. Miles (Chair) John E. Jacob Miles L. Marsh Dr. Laura D’Andrea Tyson	• Identifies and recommends candidates for election to the Board. • Establishes procedures for its oversight of the evaluation of the Board and management. • Recommends director compensation and benefits. • Reviews annually our corporate governance policies. • Assists in monitoring the Company’s compliance with legal and regulatory requirements.	4

(1) During part of fiscal 2004, (i) Mr. Jacob and Dr. Tyson served on the Audit Committee, (ii) Robert P. Bauman, who retired from the Board, and Mr. Kidder served on the Compensation Committee and (iii) Mr. Bauman and Mr. Madigan served on the Nominating and Governance Committee.

Our Board has adopted written charters for the Audit, Compensation and Nominating and Governance Committees setting forth the roles and responsibilities of each committee. The Board has determined that each non-employee director is independent in accordance with the standards of director independence established under our Corporate Governance Policies (attached as Annex A). Our Board has a substantial majority (10 of 11) of non-employee directors. All members of the Audit, Compensation and the Nominating and Governance Committees satisfy the standards of independence applicable to members of such committees established under applicable law and NYSE listing requirements. In addition, the Board has determined that each of Mr. Kidder and Mr. Madigan is an “audit committee financial expert” within the meaning of the current rules of the Securities and Exchange Commission (SEC).

Non-employee director meetings.    Pursuant to the Company’s Corporate Governance Policies, non-employee directors may meet in non-employee director or committee sessions at the discretion of the non-employee directors. If any non-employee directors are not independent, then the independent directors shall schedule an independent director session at least once per year. The chair of the Audit, Compensation or Nominating and Governance Committee leads non-employee board and committee sessions and the independent director sessions and is chosen by the non-employee directors and independent directors, respectively, based on who is the most knowledgeable and appropriate leader given the subject of the meeting. The session leader can retain independent consultants and schedule meetings. The non-employee directors met three times in fiscal 2004.

Director compensation.    Employee directors receive no compensation for Board service. The Corporate Governance Policies provide that the Company should not enter into paid consulting agreements with non-employee directors.

•	Review of non-employee director compensation. In 2004, the Nominating and Governance Committee considered changes to non-employee director compensation and retained a consultant, Towers Perrin, to advise it. The Committee recommended to the Board changes in non-employee director compensation to (i) increase annual cash compensation, (ii) eliminate stock options and (iii) continue to award common stock annually. In 2005, the Board approved the Committee’s suggested changes, as described below.

•	Fees. Non-employee directors now receive higher annual retainers for service and no longer receive meeting fees:

Retainers/Fees	Current	Previous
Board member	$ 75,000 annually	$ 35,000 annually
Committee chair	$ 15,000 annually	$ 7,500 annually
Committee member	$ 7,500 annually	$ 5,000 annually
Attendance at Board/Committee meeting	—	$ 1,000 per meeting

•	Directors’ Equity Capital Accumulation Plan (DECAP). Non-employee directors previously received stock options upon becoming a director and annually thereafter. Non-employee directors no longer receive stock options, but the number of shares of common stock that they receive upon becoming a director and annually thereafter while a director was increased.

Equity award	Current	Previous
Stock options	—	6,000 options
Common stock	4,000 shares	2,000 shares

DECAP also provides that the non-employee directors may elect to (i) receive all or a portion of their annual Board or committee Chair or member retainers, on a current or deferred basis, in cash or shares of common stock and (ii) defer receipt of common stock grants. Directors receive dividend equivalents on any deferred common stock in the form of additional deferred common stock.

•	Other benefits. Morgan Stanley offers to match certain charitable gifts by non-employee directors up to $2,000 per year. During fiscal 2004, we matched $2,000 in charitable gifts on behalf of each of John E. Jacob and Charles F. Knight. Non-employee directors do not receive Company retirement benefits.

Director attendance at annual meetings.    The Company’s Corporate Governance Policies state that directors are expected to attend annual meetings of shareholders. Eight of eleven directors attended the 2004 meeting.

Corporate governance

Morgan Stanley has a corporate governance webpage at the “Inside the Company” link under the “About Morgan Stanley” link at www.morganstanley.com (www.morganstanley.com/about/inside/governance).

Our Nominating and Governance and Compensation Committees reviewed various corporate governance and executive compensation issues during 2004 and recommended changes to existing policies and practices to the full Board. Based on these recommendations, our Board announced the following corporate governance initiatives:

•	Our Board recommends that shareholders vote to destagger the Board.

•	Our Company will not renew its Shareholder Rights Plan when it expires in April 2005. Our Board adopted a policy that it will seek shareholder approval for any new rights plan, unless the Board, in the exercise of its fiduciary duties, determines it would not be in the best interest of shareholders to do so. If a rights plan is adopted without first submitting it to a shareholder vote, the rights plan will be submitted to a shareholder vote within 12 months of adoption. This policy is available at our corporate governance webpage.

•	Our Company will make available a list of its annual corporate political contributions and has published its Corporate Political Contributions Policy Statement at our corporate governance webpage.

•	No stock options or restoration option rights were granted to the Company’s Management Committee members as part of their 2004 equity incentive retention awards. Instead, Management Committee members’ 2004 equity awards consisted solely of restricted stock units.

•	The equity portion of Management Committee members’ annual incentive compensation increased. The Equity Ownership Commitment, requiring Management Committee members to retain 75% of net equity they currently hold (or subsequently receive) remains at 75%, notwithstanding the increase in the equity portion of incentive compensation.

•	Our Corporate Governance Policies now provide that no director may serve on the board of more than six public companies, including Morgan Stanley.

•	Beginning in fiscal 2005, the Company’s compensation plan for non-employee directors continues to include stock awards, but no longer includes stock options. Please see “Director compensation” on page 7 for more details.

The Corporate Governance Policies (including our standards of director independence), Code of Ethics and Business Conduct, Board committee charters and Management Committee Equity Ownership Commitment are available at our corporate governance webpage and are available to any shareholder who requests them by writing to Morgan Stanley, Suite D, 1585 Broadway, New York, New York 10036. Our Standards of Director Independence and Audit Committee Charter are also attached as Annex A and Annex B, respectively.

Beneficial ownership of Company common stock

Stock ownership of directors and executive officers.    We encourage stock ownership by our directors, officers and employees to align their interests with your interests as shareholders. The following table sets forth the beneficial ownership of common stock, as of December 15, 2004, by each of our directors and executive officers named in the summary compensation table (Named Executive Officers), as well as by all our directors and executive officers as a group.

	Common Stock Beneficially Owned as of December 15, 2004

Name	Shares(1)	Underlying Stock Units(2)	Subject to Stock Options Exercisable within 60 days(3)	Total(4)
NAMED EXECUTIVE OFFICERS
Philip J. Purcell	2,970,669	593,337	2,068,744	5,632,750
Stephan F. Newhouse	437,047	810,980	912,626	2,160,653
Vikram S. Pandit	535,774	1,342,492	1,201,693	3,079,959
Zoe Cruz	166,900	906,343	651,252	1,724,495
John P. Havens	370,345	1,023,116	815,199	2,208,660

DIRECTORS
Edward A. Brennan	205,414	—	84,108	289,522
Sir Howard J. Davies	2,000	—	6,000	8,000
John E. Jacob	1,000	10,223	30,000	41,223
C. Robert Kidder	19,500	19,044	92,087	130,631
Charles F. Knight	2,012	16,074	54,000	72,086
John W. Madigan	—	9,226	47,156	56,382
Miles L. Marsh	15,200	9,342	70,000	94,542
Michael A. Miles	42,788	18,626	84,087	145,501
Dr. Laura D’Andrea Tyson	7,498	3,261	59,796	70,555
Dr. Klaus Zumwinkel	4,000	—	12,000	16,000
All directors and executive officers as a group (24 persons)	5,696,998	8,020,172	11,204,402	24,921,572

(1) Each director and Named Executive Officer has sole voting and investment power with respect to these shares, except as follows: (i) Mr. Purcell’s spouse has sole voting and investment power with respect to 45,362 shares, with respect to which Mr. Purcell disclaims beneficial ownership, and (ii) Mr. Brennan’s spouse has sole voting and investment power with respect to 23,301 shares. Mr. Purcell has sole voting and investment power with respect to 5,696 shares held in a custody account for which Mr. Purcell is the custodian, with respect to which Mr. Purcell disclaims beneficial ownership. Of the shares held by all directors and executive officers as a group, certain executive officers share voting and investment power with family members with respect to 153,933 shares (20,000 shares for which beneficial ownership has been disclaimed).

(2) Shares of common stock held in the Trust corresponding to stock units. Directors and executive officers may direct the voting of the shares corresponding to their stock units. Voting by executive officers is subject to the voting provisions of the Trust described on page 2.

(3) Includes unvested options granted to executive officers with respect to fiscal 2003 compensation.

(4) Each executive officer and director beneficially owned less than 1% of the shares of common stock outstanding. All directors and executive officers as a group beneficially owned approximately 2.21% of the common stock outstanding.

Principal shareholders.    The following table contains information regarding the only persons we know of that beneficially own more than 5% of our common stock.

	Shares of Common Stock Beneficially Owned
Name and Address	Number	Percent(1)
State Street Bank and Trust Company(2) 225 Franklin Street, Boston, MA 02110	94,267,589	8.5%

Barclays Global Investors, N.A., and other reporting entities(3) 45 Fremont Street, San Francisco, CA 94105	65,848,895	5.9%

FMR Corp.(4) 82 Devonshire Street, Boston, MA 02109	61,805,260	5.6%

(1) Percentages calculated based upon common stock outstanding as of January 14, 2005 and holdings of common stock set forth in the Schedule 13G and Schedule 13G/A Information Statements described in notes 2-4 below. These Information Statements state that (i) FMR and Barclays beneficially owned 5.7% and 6.1%, respectively, of our common stock on December 31, 2004 and (ii) State Street beneficially owned 8.7% of our common stock on December 31, 2003.

(2) Based on a Schedule 13G Information Statement filed February 4, 2004 by State Street, acting in various fiduciary capacities. The Schedule 13G discloses that State Street had sole voting power as to 27,155,932 shares, shared voting power as to 64,664,771 shares, sole dispositive power as to 28,475,012 shares and shared dispositive power as to 65,792,577 shares; that shares held by State Street on behalf of the Trust and a Company-sponsored equity-based compensation program amounted to 6.1% of the common stock as of December 31, 2003; and that State Street disclaimed beneficial ownership of all shares reported therein.

(3) Based on a Schedule 13G Information Statement filed February 14, 2005 by Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Life Assurance Company Limited, Barclays Bank PLC, Barclays Capital Securities Limited, Barclays Capital Inc., Barclays Private Bank & Trust (Isle of Man) Limited, Barclays Private Bank and Trust (Jersey) Limited, Barclays Bank Trust Company Limited, Barclays Bank (Suisse) SA, Barclays Private Bank Limited, Bronco (Barclays Cayman) Limited, Palomino Limited and Hymf Limited. In the Schedule 13G, the reporting entities do not affirm the existence of a group. The Schedule 13G discloses that the reporting entities, taken as a whole, had sole voting and sole dispositive power as to 58,272,903 shares and 65,848,895 shares, respectively, and did not have shared power as to any shares.

(4) Based on a Schedule 13G/A Information Statement filed February 14, 2005 by FMR, Edward C. Johnson 3d, Abigail P. Johnson and Fidelity Management & Research Company (Fidelity), a wholly-owned subsidiary of FMR. Certain of the shares listed above are beneficially owned by FMR subsidiaries and related entities. The Schedule 13G/A discloses that FMR had sole voting power as to 3,729,792 shares and sole dispositive power as to all 61,805,260 shares. The Schedule 13G/A states that Mr. and Ms. Johnson and various family members, through their ownership of FMR voting common stock and the execution of a shareholders’ voting agreement, may be deemed to form a controlling group with respect to FMR. The Schedule 13G/A indicates that 57,777,498 shares are beneficially owned by Fidelity as a result of acting as an investment adviser to several investment companies (ICs). Mr. Johnson, FMR, through its control of Fidelity, and the ICs each had sole dispositive power as to all such shares. Neither Mr. Johnson nor FMR had sole voting power as to such shares, as such power resides with the ICs’ Boards of Trustees and is carried out by Fidelity under written guidelines established by such Boards. The Schedule 13G/A also indicates that 2,323,095 shares are beneficially owned by Fidelity Management Trust Company (Fidelity Trust), a wholly owned subsidiary of FMR, as a result of its serving as investment manager of certain institutional accounts. Mr. Johnson and FMR, through its control of Fidelity Trust, each had sole dispositive power as to all such shares and sole voting power as to 2,012,095 of such shares and no power to vote 311,000 of such shares. The Schedule 13G/A indicates that 10,940 shares are beneficially owned by Strategic Advisors, Inc., a wholly-owned subsidiary of FMR, as a result of its serving as an investment advisor to individuals. The Schedule 13G/A indicates that 1,693,727 shares are beneficially owned by Fidelity International Limited (FIL), an entity independent of FMR. Mr. Johnson is Chairman of FIL, and approximately 40% of the voting power of FIL is held by a partnership controlled by him and family members. FIL had sole voting and dispositive power as to all such shares. FMR and FIL are of the view that they are not required to attribute to each other shares beneficially owned by the other corporation.

Executive compensation

Compensation Committee report on executive compensation.

Compensation governance.     The Compensation Committee is responsible to Morgan Stanley’s Board of Directors and to shareholders for approving compensation awarded to all members of the Company’s Management Committee, including the Named Executive Officers. The Committee authorizes all awards under Morgan Stanley’s equity-based compensation plans and operates under a written charter adopted by the Board.

Compensation philosophy.     Morgan Stanley’s executive compensation programs are designed to attract, motivate and retain executives critical to the Company’s long-term success and the creation of shareholder value. Our fundamental philosophy is to link closely our Management Committee’s compensation with the achievement of annual and long-term performance goals. We believe that compensation decisions are complex and best made after a deliberate review of Company performance and industry compensation levels. We award compensation that is based upon Company, business unit and individual performance and that is designed to motivate our Management Committee members to achieve strategic business objectives and to continue to perform at the highest levels in the future. We include a significant equity component in total compensation because we believe that equity-based compensation aligns the long-term interests of employees with those of shareholders.

In 2004, we directed the Company to take a fresh look at its executive compensation practices, with a focus on policies relating to Management Committee compensation. Our purpose was to confirm that the Company’s executive compensation policies remain aligned with the goal of enhancing shareholder value through programs that attract, motivate and retain key executives. We reviewed various materials during 2004, including the principles outlined in the 2003 Report of the National Association of Corporate Directors Blue Ribbon Commission on Executive Compensation and the Role of the Compensation Committee. We selected and engaged Towers Perrin to provide independent insights on executive compensation matters, both generally and within our industry. We analyzed the Company’s compensation practices, guided by three key principles, and noted examples of how the Company’s executive compensation practices follow these principles.

1)	Performance-based: Pay levels should be determined based on Company, business unit and individual results compared to quantitative and qualitative performance priorities set at the beginning of the year.

•	Total Management Committee compensation expense moves in line with Company profits.

•	Return on equity (ROE) and profit before taxes are key performance measures considered in making pay decisions.

2)	Shareholder-aligned: Equity should be awarded as a significant component of incentive compensation.

•	Equity awards have historically comprised a significant portion of incentive compensation awarded to the CEO and other Management Committee members and increased in 2004, to 65% and 55%, respectively.

•	In 2002, Management Committee members adopted an Equity Ownership Commitment that calls for members to retain 75% of net equity held and subsequently awarded to them. This reflects senior management’s commitment to the Company.

3)	Fair: Pay levels should be perceived as fair, both internally and externally.

•	Management Committee absolute pay levels are considered relative to those of the Company’s peers.

•	Competitive pay levels are considered in the context of an evaluation of Company and business unit results relative to the results of peers.

•	Management Committee pay is compared to senior Managing Directors’ pay to ensure appropriate internal relationships are achieved.

We also reviewed executive compensation policies of the Company’s key competitors and several Fortune 100 companies. We determined that changes in our executive compensation practices described below under “Management Committee compensation for fiscal 2004” are in the best long-term interests of the Company’s shareholders.

Our policy is to maximize the tax deductibility of compensation payments to Management Committee members under Section 162(m) of the Internal Revenue Code and the regulations thereunder (Section 162(m)). Our shareholders have approved our incentive plans designed and administered to qualify compensation awarded thereunder as “performance-based.” We may, however, authorize payments to Management Committee members that may not be fully deductible if we believe such payments are in our shareholders’ interests.

Management Committee compensation for fiscal 2004.     Historically, Management Committee members received annual compensation (excluding employee benefits) comprised of base salary and incentive compensation consisting of a cash bonus and equity based awards (restricted stock units and stock options). The Committee and the Company referred to base salary and incentive compensation as an employee’s Total Reward. In general, the greater the Total Reward, the greater the percentage of the total that was awarded in the form of long-term equity-based compensation. In prior years, we ascribed a value to restricted stock units based on a 25% discount from fair market value of the common stock to account for the vesting characteristics and transfer restrictions on the restricted stock units. We also valued stock option awards based upon a ratio of three options per share (2.25:1 with a 25% discount). The 25% discount was sometimes referred to as the “EICP discount.”

In fiscal 2004, we did not ascribe a value to restricted stock units reflecting the EICP discount. For example, Mr. Purcell’s total compensation for fiscal 2004 is $22,000,000, including $13,796,250 in restricted stock units without an EICP discount. To compare with fiscal 2003, Mr. Purcell’s total compensation would be $16,037,500 reflecting a Total Reward of $14,000,000 and an EICP discount valued at $2,037,500.

1.     Base salaries.     Management Committee members receive a relatively small portion of their overall compensation as base salary. We consider individual experience, responsibilities and tenure when determining base salaries. Base salaries are generally in the range of median base salaries paid by certain key competitors included in the group of Financial Services Companies identified below to employees having duties and responsibilities comparable to those of our Management Committee members.

2.     Incentive compensation.     Our Management Committee members’ total compensation is heavily weighted towards performance-based long-term incentive compensation. Consistent with our compensation philosophies discussed above, Management Committee compensation was determined based on Company, business unit and individual performance.

In fiscal 2004, we reviewed the Management Committee’s compensation over several meetings. We also received advice from our consultant, Towers Perrin. We made several changes to the Management Committee’s compensation program.

•	We significantly increased the percentage of Management Committee incentive compensation that would be paid in equity—from a tiered formula, that increased from 30% for amounts up to $1 million to 50% for amounts over $4 million, to a flat 65% of incentive compensation for the CEO and 55% for all other Management Committee members.

•	We did not award stock options or restoration option rights.

•	We did not ascribe a discount to restricted stock units.

We decided to retain the following feature of the equity portion of the Management Committee incentive compensation. Restricted stock units are not transferable for approximately five years after grant. The value of equity awards cannot be realized immediately and depends upon the future market value of Morgan Stanley’s stock. We believe that equity-based compensation, the value of which depends upon the Company’s future financial performance and stock price, provides an incentive to Management Committee members to continue in employment and foster Morgan Stanley’s success long after we award the compensation.

3.     Other compensation.     We also reviewed the participation of Management Committee members in the Company’s retirement and savings plans. Management Committee members participate in the Company’s retirement and savings plans (pension, 401(k) and ESOP) and post-retirement programs such as retiree medical on the same basis as other similarly-situated employees. The text under the caption “Pension plans” beginning on page 19 discusses all of the supplemental pension arrangements for the five Named Executive Officers (NEO). Except as disclosed under the caption “Pension Plans,” the Company has no other agreements currently in effect in which the Company agrees to pay any supplemental pension amount to a NEO after retirement, although payments might be made after retirement under equity awards or deferred compensation arrangements. The Company “matches” certain employee contributions to its 401(k) savings plan with Morgan Stanley common stock. Company matching amounts for the NEOs are included under the caption “All Other Compensation” in the Summary compensation table on page 17. Management Committee members do not participate in the Company’s profit sharing.

The Company offers Management Committee members the use of a car for personal purposes or a transportation allowance. For security reasons, the Company’s Board-approved policy requires the CEO to use Company aircraft for personal travel; the value of such personal travel in fiscal 2004, $467,142, is disclosed in the “Other Annual Compensation” column in the Summary compensation table on page 17.

Awarding incentive compensation for fiscal 2004.     In accordance with the Company’s compensation philosophy, we analyzed several qualitative and quantitative factors when awarding incentive compensation for fiscal 2004. We:

•	reviewed the Company’s and business units’ achievements, financial performance and financial ratios, including ROE, net revenues, consolidated income before and after taxes, earnings per share, book value per share, market share and several key business drivers, and compensation expense compared to both net revenues and pre-compensation profit before taxes (on an absolute basis, year-to-year and compared to competitor performance);

•	reviewed Company, business unit and individual performance, both on an absolute basis and against pre-established performance goals, including comparison with estimated financial performance of most of the Financial Services Companies identified below;

•	reviewed survey data regarding the Financial Services Companies identified below for purposes of monitoring Management Committee compensation levels in relation to similar jobs in the marketplace, including both estimates for the current year and on a historical basis; and

•	considered positive differentiation of brand, including positive client development and customer satisfaction, on an absolute and comparative basis.

We determined incentive compensation based upon a subjective process, considering all of the factors above. We believe Morgan Stanley delivered strong financial performance in 2004, and considered this performance in awarding Management Committee compensation. We discuss the Company’s performance more fully below under “CEO compensation for fiscal 2004.” These factors were not, however, the sole items we considered, and we did not target incentive compensation at any particular point within a range established by a comparison of the financial performance of, or compensation levels of, the Financial Services Companies identified below or the other competitors operating in the same or similar businesses as the Company. We also considered Tower Perrin’s advice in determining whether the amounts and types of compensation the Company pays its senior management are appropriate. For purposes of this report, the term “Financial Services Companies” means the following companies (or subdivisions thereof): American Express Company; The Bear Stearns Companies Inc.; Citigroup Inc.; Credit Suisse Group; Deutsche Bank AG; The Goldman Sachs Group, Inc.; JPMorgan Chase & Co.; Lehman Brothers Holdings Inc.; Merrill Lynch & Co., Inc.; UBS AG; and Wachovia Corporation.

We certified in accordance with Section 162(m) that Morgan Stanley’s financial results for fiscal 2004 satisfied the performance criteria set in accordance with Section 162(m) for fiscal 2004. After an analysis of the considerations set forth above, we awarded incentive compensation to the Management Committee members for fiscal 2004 that was below the maximum amount yielded by the application of the compensation formula contained in the performance criteria.

CEO compensation for fiscal 2004.     The CEO’s salary is based on the criteria described in this report. Based upon competitive data, we did not increase the CEO’s salary for fiscal 2004.

We determined incentive compensation for Mr. Purcell in accordance with the policies described above relating to all Management Committee members based on substantially the same factors and Section 162(m) performance criteria as for other Management Committee members. We evaluated him based on the Company’s overall performance, and its progress on strategic objectives, and compared his compensation over a three year period to that of Key Competitors’ CEOs. “Key Competitors” include the following companies: American Express Company; The Bear Stearns Companies Inc.; Citigroup Inc.; The Goldman Sachs Group, Inc.; JPMorgan Chase & Co.; Lehman Brothers Holdings Inc.; and Merrill Lynch & Co., Inc.

Mr. Purcell’s compensation reflects (i) the Company’s financial performance and (ii) results based on the Company’s progress and its performance priorities.

•	The Company’s net income increased 18% from $3.8 billion in fiscal 2003 to $4.5 billion in fiscal 2004 driven by improved results in Institutional Securities, Investment Management and Credit Services. Profit margins remained steady at 28%. The Company’s ROE was 16.8%, a strong performance in the 2004 business and interest rate environment. Consolidated net revenues increased 14% from $20.9 billion in fiscal 2003 to $23.8 billion in fiscal 2004.

•	The Company strengthened its balance sheet, improved its capital and liquidity positions and maintained strong credit ratings, including ratings from Fitch, Moody’s and Standard & Poor’s of “AA–,” “Aa3” and “A+,” respectively. In September, Standard & Poor’s placed the Company’s credit ratings on positive outlook.

•	The Company improved or maintained market share in several key areas: it ranked #1 in equity and equity-related underwriting and #2 in global debt underwriting and in completed mergers and acquisitions. It also maintained leadership positions in secondary market trading in equity and fixed income securities, reflecting progress on the Company’s client-focused strategy. The Company posted strong market shares in the sales and trading businesses.

•	Investment performance improved significantly in the Investment Management business. The Institutional Securities Group and Investment Management both posted net revenue gains in 2004. Credit Services posted net revenue gains in 2004. Credit quality improved significantly in Credit Services, with the managed credit card charge-off rate improving by 60 basis points. The Individual Investor Group’s net revenues increased while margins decreased.

•	The Company positively differentiated the Morgan Stanley brand as measured by media tracking, retail brand tracking and customer satisfaction surveys.

•	The Company undertook an in-depth, comprehensive review of business practices, products and conflicts. The review, and discussion of it with various regulators, involved significant and dedicated attention on the part of management.

•	The Company announced two strategic acquisitions, Barra, Inc., which closed in 2004, and PULSE EFT Association, which closed in early 2005.

Mr. Purcell’s compensation also reflects (i) his individual leadership displayed throughout the year and (ii) relative pay versus that of competitor CEOs.

•	We reviewed Mr. Purcell’s work with several important institutional clients, his work on industry matters and his overall leadership.

•	We also considered that over the last three years, Mr. Purcell’s cumulative pay (base salary and incentive compensation) ranked last against Morgan Stanley’s Key Competitors identified above, while the Company’s cumulative pre-tax profit and three-year average ROE ranked above the median.

Based on these factors, we awarded Mr. Purcell total compensation of $22,000,000, comprised of the following:

Base salary	$775,000
Cash bonus	$7,428,750
Restricted stock units	$13,796,250

Mr. Purcell’s equity-based awards contain the terms and conditions discussed on page 17 in the Summary compensation table. 65% of Mr. Purcell’s incentive compensation was equity-based and its value is tied to the long-term performance of Morgan Stanley’s common stock. As described above, in contrast to compensation in prior fiscal years, we did not ascribe a value to Mr. Purcell’s restricted stock units based on a 25% discount from fair market value of the common stock to compensate for the vesting characteristics and transfer restrictions on the restricted stock units.

Annual CEO compensation review.    During the course of 2004, we reviewed all forms of Mr. Purcell’s compensation and balances in equity, retirement and non-qualified deferred compensation plans, including base salary, cash bonus, long-term incentive awards, realized stock option gains and the value of perquisites received for fiscal 2004. We also reviewed total payment obligations to Mr. Purcell under the Company’s voluntary non-qualified deferred compensation plans, the 401(k) Plan, ESOP, ESPP, qualified and non-qualified pension plans, as well as the aggregate values of restricted stock units and stock options held at fiscal year-end.

Mr. Purcell does not have a change in control severance agreement or any agreement entitling him to base salary, cash bonus, perquisites or new equity grants following termination of employment. All equity grants and all cash compensation amounts originally allocated to the plans referenced below were disclosed in prior proxy statements (for years when the Company was publicly held).

The total value (as of November 30, 2004) of equity awards and balances under voluntary non-qualified deferred compensation plans, the 401(k) Plan, ESOP, ESPP and pension plans that would be available to Mr. Purcell if his employment terminates with the Company on or before November 30, 2005 under several scenarios are described below.

If Mr. Purcell voluntarily terminates his employment or is terminated as a result of a change in control, he would retain $48,133,499 in equity awards granted in prior years that were previously disclosed. Additionally, he would retain balances in voluntary non-qualified deferred compensation plans, the 401(k) Plan, ESOP and ESPP, totaling $3,244,131 and would be entitled to an annual pension benefit of $1,268,438 payable for life, valued at $10,960,086 as of November 30, 2004.

In the event that Mr. Purcell is terminated by the Company “for cause”, he would forfeit $34,744,657 in equity awards granted in prior years that were previously disclosed. He would retain equity awards for which restrictions have ended, valued at $13,388,842, as well as all balances in voluntary non-qualified deferred compensation plans, the 401(k) Plan, ESOP, ESPP and pension plans, as referenced above.

The following table details the awards described above.

	2005 Termination Scenarios
	Voluntary/
	Change in Control		“For Cause”
Equity Awards Previously Granted and Disclosed as Compensation(1)	$48,133,499	(2)	$13,388,842
Other Plan Holdings
Morgan Stanley 401(k) Plan(1)	$990,247		$990,247
Employee Stock Ownership Plan(1)	$776,692		$776,692
Employee Stock Purchase Plan(1)	$198,410		$198,410
Non-Qualified Deferred Compensation Plans	$1,278,782		$1,278,782

Subtotal	$3,244,131		$3,244,131
Pension Plans(3)
Annual Benefit	$1,268,438		$1,268,438
Present Value of Benefit	$10,960,086		$10,960,086

(1) Reflects balances as of November 30, 2004, including 2004 awards. Morgan Stanley common stock valued using $50.7037, the volume weighted average price of Morgan Stanley common stock on November 30, 2004. Mr. Purcell is subject to an Equity Ownership Commitment that requires him to retain 75% of net equity held and subsequently acquired.

(2) Includes the value of restricted stock and stock options granted as part of compensation in prior years and previously disclosed for fiscal years 1997 through 2004.

(3) Gross pension benefit accrued as of November 30, 2004 and payable at age 65 with 26 years of benefit service. Present value assumes payment in the form of a life annuity with a discount rate of 6.05% and GATT 2003 mortality.

Fiscal 2005 CEO compensation.     In an effort to provide enhanced transparency for 2005 in establishing compensation for the CEO, we have adopted the following pay criteria for 2005. If ROE is less than 10%, the Firm will pay no incentive compensation to the CEO. We expect total CEO compensation will be less than or equal to the amount derived by multiplying Mr. Purcell’s 2004 compensation by the sum of one plus the percentage change from 2004 to 2005 in the Company’s “Pre-Tax Earnings” (as defined in Sect. 14 of the 1995 Equity Incentive Compensation Plan and attached as Annex C). For example, if Pre-Tax Earnings increase by 5%, we expect the CEO’s total compensation to increase by a maximum of 5%. Conversely, if Pre-Tax Earnings decrease by 5%, we expect the CEO’s total compensation to decrease by at least 5%.

In evaluating the CEO’s performance, we will review ROE, net revenue growth and stock price metrics (such as P/E ratio and P/B ratio), relative to competitors, as well as other factors outlined above that were used in evaluating the CEO’s 2004 performance. We will also consider Standard and Poor’s, Fitch and Moody’s long-term debt ratings and expect market share rankings in the top three positions for equity and equity-related underwritings and completed mergers and acquisitions transactions.

At the Company, and generally in the industry in which the Company competes, eligible employees annually receive equity awards based on annual performance. 65% of the CEO’s incentive compensation amount yielded by the performance-based approach described above will be awarded in equity. Equity awards will be granted as all restricted stock units, and the number of units will be determined by dividing 65% of the incentive compensation amount by 100% of the grant date fair market value of Morgan Stanley common stock.

Conclusion.     Attracting and retaining talented and motivated management and employees is essential to create long-term shareholder value. Offering a competitive, performance-based compensation program with a large equity component helps to achieve this objective by aligning the interests of Management Committee members and other key employees with those of shareholders. We believe that Morgan Stanley’s fiscal 2004 compensation program met these objectives.

Respectfully submitted,

Charles F. Knight, Chair

Sir Howard J. Davies

John E. Jacob

Miles L. Marsh

Summary compensation table.    The following table contains information with respect to the CEO and the four other most highly compensated executive officers.

		ANNUAL COMPENSATION				LONG-TERM COMPENSATION AWARDS
Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(1)	Other Annual Compensation ($)		Restricted Stock Awards ($)(2)	Securities Underlying Options (#)		All Other Compensation ($)(3)
Philip J. Purcell	2004	775,000	7,428,750	481,833	(4)	13,775,923	—		6,100
Chairman of the Board	2003	775,000	7,112,500	500,276	(4)	4,062,693	165,360	(5)	17,480
and CEO	2002	775,000	5,612,500	287,808	(4)	3,063,570	162,572	(5)	14,590

Stephan F. Newhouse	2004	425,000	7,683,750	334,760	(6)	9,377,403	128,624	(7)	6,100
President	2003	425,000	6,787,500	909,149	(6)	3,846,658	156,567	(5)	17,480
	2002	425,000	5,287,500	247,575	(6)	2,847,711	151,117	(5)	14,590

Vikram S. Pandit	2004	425,000	8,133,750	—		9,926,582	—		6,100
President and Chief Operating Officer of	2003	425,000	6,787,500	—		3,846,658	156,567	(5)	17,480
Institutional Securities Group	2002	425,000	5,287,500	—		2,847,711	151,117	(5)	14,590

Zoe Cruz	2004	300,000	7,740,000	—		9,446,064	—		6,100
Head of	2003	300,000	7,850,000	—		4,552,860	185,311	(5)	17,480
Fixed Income Division	2002	300,000	4,600,000	—		2,391,063	126,886	(5)	14,590

John P. Havens	2004	300,000	7,110,000	—		8,677,170	—		6,100
Head of	2003	300,000	5,850,000	—		3,223,543	131,205	(5)	17,480
Institutional Equity Division	2002	300,000	4,725,000	—		2,474,082	131,291	(5)	14,590

(1) Includes amounts contributed to various Morgan Stanley deferred compensation plans.

(2) The market value of the common stock underlying restricted stock units (RSUs) using the closing price per share of common stock on the applicable grant date, as reported on the New York Stock Exchange Composite Transaction Tape, and without recognizing any diminution in value attributable to the restrictions on RSUs. Fiscal 2004 RSUs were granted on December 14, 2004 (the closing price on that date was $54.71) and 50% vest on January 2, 2007 and 50% vest on January 2, 2008. Fiscal 2003 RSUs were granted on November 28, 2003 (the closing price on that date was $55.28) and 50% vest on January 2, 2006 and 50% vest on January 2, 2007. Fiscal 2002 RSUs were granted on December 5, 2002 (the closing price on that date was $42.40) and vested on January 2, 2005. Unvested RSUs are subject to earlier vesting upon termination of employment without cause or upon a change of control of Morgan Stanley and receive dividend equivalents at the same rate that dividends are paid on shares of common stock. These RSUs are neither transferable nor generally distributed in the form of shares of common stock for approximately five years after the grant date and are subject to cancellation in certain circumstances. The following lists the number of RSUs awarded in each applicable year and the total number and value of RSUs held as of fiscal 2004 year end (including the fiscal 2004 grant). The value ascribed to RSUs in this table differs from the value ascribed to them by the Compensation Committee. See the Compensation Committee report on executive compensation, beginning on page 11.

	Number of RSUs awarded for performance in			Total RSUs held as of 11/30/04
Named Executive Officer	Fiscal 2004	Fiscal 2003	Fiscal 2002	Number Held	Market Value
Philip J. Purcell	251,799	73,493	72,254	650,161	$32,995,671
Stephan F. Newhouse	171,402	69,585	67,163	810,980	$41,157,235
Vikram S. Pandit	181,440	69,585	67,163	1,342,492	$68,131,469
Zoe Cruz	172,657	82,360	56,393	906,343	$45,996,907
John P. Havens	158,603	58,313	58,351	1,023,116	$51,923,137

(3) Amounts allocated under the 401(k) Plan and ESOP. For Fiscal 2004, Morgan Stanley allocated 100% to the ESOP. For fiscal 2003, Morgan Stanley allocated 23.3% and 76.7% to the 401(k) Plan and ESOP, respectively. For fiscal 2002, Morgan Stanley allocated 8.2% and 91.8% to the 401(k) Plan and ESOP, respectively.

(4) The Company’s Board-approved policy requires the Chairman and CEO to use Company aircraft, whenever feasible, when traveling by air. The amounts include $467,142 in fiscal 2004, $481,949 in fiscal 2003 and $273,364 in fiscal 2002 reflecting personal use of Company aircraft.

(5) Awards of stock options for services in the fiscal year shown. These options have restoration option rights (RORs) that are described in footnote 1 of the following table.

(6) Includes payments and reimbursements under Morgan Stanley’s temporary overseas assignment policy, which is applicable to all employees serving on temporary overseas assignment and is designed to eliminate any financial detriment or gain to the employee from the overseas assignment. Includes a housing allowance of approximately $171,727 in fiscal 2002, $148,184 in fiscal 2003 and $239,016 in fiscal 2004 and tax equalization and reimbursement payments of approximately $690,672 in fiscal 2003.

(7) Restoration Options granted upon exercise of RORs.

Option grants in last fiscal year.    The table below describes stock options granted to the Named Executive Officers during fiscal 2004 upon the exercise of options with restoration option rights (RORs) that had been granted before fiscal 2004. No stock options or RORs were granted to the Company’s Management Committee members, including the Named Executive Officers, for service in fiscal 2004.

Name	Number of Securities Underlying Options Granted(#)(1) (Restoration Options)	% of Total Options Granted to All Employees in Fiscal Year	Exercise Price Per Share($)	Expiration Date	Grant Date Present Value($)(2)
Philip J. Purcell	—	—	—	—	—
Stephan F. Newhouse	44,726 83,898	1.0977 2.0590	49.09 49.09	1/2/2008 1/2/2009	538,897 1,147,059
Vikram S. Pandit	—	—	—	—	—
Zoe Cruz	—	—	—	—	—
John P. Havens	—	—	—	—	—

(1) Restoration Options were granted to Mr. Newhouse on July 14, 2004 upon the exercise of RORs granted in prior fiscal years. Restoration Options vest upon grant and have the same expiration date and transfer restrictions as the underlying options. RORs may only be exercised while the grantee is an employee of the Company. RORs entitle the grantee, upon tendering shares of common stock to the Company to pay the option exercise price of the underlying options, to Restoration Options. Restoration Options entitle the grantee to acquire the number of shares of common stock equal to the number of shares of common stock tendered to pay the exercise price and withheld to pay taxes upon the exercise of the underlying options, at a per share price equal to the volume weighted average price of our common stock on the option’s exercise date. RORs do not increase the option holder’s net equity position. Instead, RORs preserve the holder’s commitment to the Company by maintaining the holder’s net equity position—the sum of shares owned and shares subject to option.

(2) Options are valued using the modified Black-Scholes option pricing model, employing the assumptions described below. Using an option pricing model such as Black-Scholes, an option’s value would depend upon the assumptions used. For example, the values could range from approximately $6.45 per option (assuming the option was exercised at the end of one year) to approximately $12.05 and $13.67 per option for the options expiring January 2, 2008 and January 2, 2009, respectively (assuming in both cases that the options were exercised at the end of their respective option terms; these values are reflected in the table). Each of the foregoing values assumes: (i) a stock price volatility of 33.8%; (ii) a risk-free rate of return that was the implied rate on the grant date of a zero coupon U.S. Treasury STRIPS having a remaining term approximately equal to the assumed term of the subject option; and (iii) the Company’s annualized dividend yield on the grant date was constant over the life of the option. The values are hypothetical and there is no assurance that such values will be realized. The actual value, if any, realized on the stock options will depend on the future price of the common stock.

Aggregated option exercises in last fiscal year and fiscal year-end option values.    The following table contains the aggregate number of shares of common stock underlying stock options exercised in fiscal 2004 and the number of shares underlying stock options held by each Named Executive Officer as of November 30, 2004.

Name	Shares Acquired on Exercise(#)(1)	Value Realized($)(2)	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)(3)		Value of Unexercised In-the- Money Options at Fiscal Year-End($)(4)
			Exercisable(5)	Unexercisable	Exercisable(5)	Unexercisable
Philip J. Purcell	750,000	18,062,781	1,903,384	165,360	15,167,941	—
Stephan F. Newhouse	158,452	2,668,584	756,059	156,567	6,071,395	—
Vikram S. Pandit	269,596	10,835,039	1,045,126	156,567	7,379,484	—
Zoe Cruz	129,240	5,091,377	465,941	185,311	3,754,501	—
John P. Havens	496,602	19,958,434	683,994	131,205	4,432,873	—

(1) The number of shares underlying options exercised in fiscal 2004 by the Named Executive Officers. The number of shares Mr. Purcell, Mr. Newhouse, Mr. Pandit, Ms. Cruz and Mr. Havens received from options each exercised in fiscal 2004 (net of shares tendered to cover the exercise price and withheld to pay income tax) was 227,151, 29,828, 133,332, 63,681 and 265,071, respectively.

(2) The difference between the market price of the common stock on the exercise date and the option exercise price multiplied by the number of shares acquired upon exercise.

(3) The shares of common stock that would be acquired upon exercising certain of these options are subject to transfer restrictions. The Company has no stock appreciation rights outstanding.

(4) The value of unexercised, in-the-money options is the aggregate, calculated on a grant-by-grant basis, of the product of the number of unexercised options multiplied by the difference between $50.7037, the volume weighted average price of our common stock on November 30, 2004, and the exercise prices of all such options. The actual value, if any, realized on the options will depend on the difference between the market price of the common stock on the exercise date and the option exercise price.

(5) Includes options that vested and became exercisable on January 2, 2005.

Pension plans.    The paragraphs below discuss the amounts the Company estimates it will pay to each of the Named Executive Officers in annual benefits upon retirement.

Mr. Purcell participates in several defined benefit pension plans, including some unfunded executive plans, which collectively provide a benefit of approximately $1,451,000 per year for life upon retirement at age 65 with 30 years of service, proportionately adjusted for less (or more) service on account of earlier (or later) retirement. As of November 30, 2004, Mr. Purcell was credited with 26 years of benefit service (rounded to the nearest whole year). The overall benefit is developed from a formula that generally disregards pay increases, but recognizes service after 1994. The amount estimated above is (1) before applicable deductions relating to benefits from retirement plans of Sears, Roebuck and Co. and (2) not subject to deductions for Social Security or other offset amounts.

Mr. Newhouse, Mr. Pandit, Ms. Cruz and Mr. Havens participate in defined benefit pension plans intended to qualify under Section 401(a) of the Internal Revenue Code, and other plans that are nonqualified, unfunded plans for certain key employees. The compensation of each executive for purposes of determining benefits under the plans during fiscal 2004 is the amount reported as base salary in the summary compensation table. As of November 30, 2004, the credited years of service (rounded to the nearest whole year) under the plans for Mr. Newhouse, Mr. Pandit, Ms. Cruz and Mr. Havens were 26, 22, 22 and 18 years, respectively. The estimates in the table below assume that the executive will participate in all of the applicable Company retirement plans and remains in service with the Company until retirement at age 65. “Final Average Compensation” is equal to the average annual base salary during the 60 highest-paid consecutive months of the last 120 months of credited service. The amounts shown in the table are not subject to deductions for Social Security or other offset amounts.

Estimated Annual Retirement Benefits

(payable as a single-life annuity)

Final Average Compensation
	15	20	25	30	35
$ 200,000	$80,000	$100,000	$100,000	$110,000	$120,000
300,000	120,000	140,000	140,000	140,000	151,830
400,000	140,000	140,000	145,950	175,140	204,330
500,000	140,000	146,760	183,450	220,140	256,830
600,000	140,000	176,760	220,950	265,140	309,330
700,000	155,070	206,760	258,450	310,140	361,830
800,000	177,570	236,760	295,950	355,140	414,330
900,000	200,070	266,760	333,450	400,140	466,830
1,000,000	222,570	296,760	370,950	445,140	519,330

Stock performance graph.    The following graph compares the cumulative total shareholder return (rounded to the nearest whole dollar) of our common stock, the S&P 500 Stock Index and the S&P 500 Diversified Financials Index for our last five fiscal years. The graph assumes a $100 investment at the closing price on November 30, 1999 and reinvestment of dividends on the payment date without commissions. This graph does not forecast future performance of our common stock.

	MWD	S&P 500	S5DIVF
11/30/99	$100.00	$100.00	$100.00
11/30/00	106.16	95.78	120.68
11/30/01	94.37	84.08	111.24
11/30/02	78.52	70.20	96.54
11/30/03	97.90	80.79	122.86
11/30/04	91.61	91.16	131.07

Item 2—Ratification of appointment of Morgan Stanley’s independent auditors

The Audit Committee has appointed Deloitte & Touche LLP as independent auditors for fiscal 2005 and presents this selection to the shareholders for ratification. Deloitte & Touche will audit our consolidated financial statements for fiscal 2005 and perform other permissible, pre-approved services.

Pre-approval of independent auditor services.    The Audit Committee pre-approves all audit and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by Deloitte & Touche. The Chair of the Audit Committee may pre-approve additional permissible proposed non-audit services that arise between Committee meetings, provided that the Audit Committee is informed of the decision to pre-approve the service at its next scheduled meeting.

Independent auditors’ fees.    The following table summarizes the aggregate fees (including related expenses; $ in millions) for professional services provided by Deloitte & Touche related to fiscal 2004 and fiscal 2003. For fiscal 2005, the Audit Committee directed the Company to reduce Audit-Related Fees and Tax Fees for services provided by Deloitte & Touche as a proportion of the Audit Fees for services provided by Deloitte & Touche.

	2004	2003
Audit Fees(1)	$31.3	$21.8
Audit-Related Fees(2)	$6.0	$5.2
Tax Fees(3)	$5.5	$3.8
All Other Fees(4)	$0	$0

Total	$42.8	$30.8

(1) Both 2004 and 2003 Audit Fees include: (i) the audit of our consolidated financial statements included in our Form 10-K annual report and services attendant to, or required by, statute or regulation; (ii) reviews of the interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q; (iii) comfort letters, consents and other services related to SEC and other regulatory filings; and (iv) accounting consultation attendant to the audit. Audit Fees for 2004 also include the audit of management’s report on the effectiveness of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 (Section 404).

(2) Audit-Related Fees include: (i) data verification and agreed-upon procedures related to asset securitizations; (ii) assessment and testing of internal controls and risk management processes beyond the level required as part of the consolidated audit; (iii) statutory audits and financial audit services provided relating to investment products offered by Morgan Stanley, where Morgan Stanley incurs the audit fee in conjunction with the investment management services it provides; (iv) audits of employee benefit plans; (v) agreed upon procedures engagements; (vi) regulatory matters; and (vii) due diligence associated with mergers and acquisitions and with acquisitions of financial assets.

(3) Tax Fees include tax compliance, tax planning and tax advice. Tax compliance services include: (i) U.S. federal, state and local income and non-income tax compliance, including preparation and review of tax returns; (ii) non-U.S. income and non-income tax compliance, including preparation and review of tax returns; (iii) transfer pricing documentation; and (iv) compliance services provided relating to investment products offered by Morgan Stanley where Morgan Stanley incurs the fee in conjunction with the investment management services it provides. Tax planning and tax advice services include: (i) U.S. federal, state and local income and non-income tax planning and advice; and (ii) non-U.S. income and non-income tax planning and advice.

(4) There were no other professional services rendered in 2004 or 2003.

Fund-related fees.    Morgan Stanley offers investment products, including money market, equity and fixed income funds and commodity pools (Funds). Deloitte & Touche provides audit, audit-related and tax services to certain of these Funds. The aggregate fees for such services are summarized in the following table ($ in millions).

	2004	2003
Audit Fees	$6.9	$5.4
Audit-Related Fees	$0.3	$0.6
Tax Fees	$1.8	$1.0

Most of the Funds have audit committees, comprised solely of directors who are independent of Morgan Stanley and are not on Morgan Stanley’s Board of Directors. Such audit committees are responsible for, among other things, the selection of the Funds’ audit firms. Of the Fund-related fees described above, the aggregate fees for audit, audit-related and tax services provided to Funds that have independent audit committees are summarized in the following table ($ in millions).

	2004	2003
Audit Fees	$4.5	$4.5
Audit-Related Fees	$0.3	$0.5
Tax Fees	$0.7	$0.7

A Deloitte & Touche representative will attend the annual meeting to respond to your questions and will have the opportunity to make a statement. If the shareholders do not ratify the appointment, the Audit Committee will reconsider it.

Our Board recommends a vote “FOR” the ratification of Deloitte & Touche’s appointment as Morgan Stanley’s independent auditors. Proxies solicited by the Board of Directors will be voted “FOR” this ratification unless otherwise instructed.

Audit Committee report.    The Audit Committee is responsible for monitoring the integrity of the Company’s consolidated financial statements, the Company’s system of internal controls, the Company’s risk management, the qualifications and independence of the Company’s independent auditor, the performance of the Company’s internal and independent auditors and the Company’s compliance with legal and regulatory requirements. We have the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace the Company’s independent auditors. The Committee has four independent directors and operates under a written charter adopted by the Board. The Board has determined that each Committee member is independent under the standards of director independence established under our Corporate Governance Policies and the NYSE listing requirements and is also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934.

Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with generally accepted accounting principles and for the report on the Company’s internal control over financial reporting. The Company’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and for attesting to management’s report on the Company’s internal control over financial reporting. Our responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on the Company’s internal control over financial reporting. We are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

We held eight meetings during fiscal 2004. The meetings were designed, among other things, to facilitate and encourage communication among the Committee, management, the internal auditors and the Company’s independent auditors, Deloitte & Touche LLP. We discussed with the Company’s internal auditors and Deloitte & Touche the overall scope and plans for their respective audits. We met with the internal auditors and Deloitte & Touche, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls.

We reviewed and discussed the Company’s progress on complying with Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Accounting Oversight Board’s (PCAOB) Auditing Standard No. 2 regarding the audit of internal control over financial reporting. The Committee also met with Ernst & Young LLP, an accounting firm retained by the Company to assist in its compliance with Section 404. We also engaged Ernst & Young to review the Committee’s charter, policies and practices. Ernst & Young stated that the charter, policies and practices satisfy PCAOB’s requirements.

We reviewed and discussed the Company’s guidelines, policies and procedures for risk assessment and risk management and the major risk exposures of the Company and its business units, as appropriate. We reviewed and discussed with management its reports on risk management.

We reviewed and discussed the audited consolidated financial statements for the fiscal year ended November 30, 2004 with management, the internal auditors and Deloitte & Touche. We reviewed and discussed the restatements of the Company’s unaudited interim financial statements for the first three quarters of 2003 related to changes in the timing of recognition of expense of equity-based awards. We also discussed the update of the Company’s audited consolidated financial statements for fiscal 2003 and the Company’s unaudited interim financial statements for the first two quarters of fiscal 2004 resulting from the reclassification as held for sale of certain aircraft in the Company’s leasing portfolio. We also discussed the accounting issues relevant to the Company’s settlement agreement with the SEC that resolved an informal accounting investigation regarding valuation of certain impaired aircraft in the Company’s aircraft leasing business and of certain bonds in the Company’s high-yield bond portfolio. The Company did not restate past financial statements in connection with this agreement. We reviewed and discussed with management, the internal auditors and Deloitte & Touche management’s annual report on the Company’s internal control over financial reporting and Deloitte & Touche’s attestation report. We also discussed with management, internal auditors and Deloitte & Touche the process used to support certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the Securities and Exchange Commission and the processes used to support management’s annual report on the Company’s internal controls over financial reporting.

We also discussed with Deloitte & Touche matters that independent accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the PCAOB, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

Deloitte & Touche also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and represented that it is independent from the Company. We discussed with Deloitte & Touche their independence from the Company. When considering Deloitte & Touche’s independence, we considered if services they provided to the Company beyond those rendered in connection with their audit of the Company’s consolidated financial statements, reviews of the Company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q and the attestation of management’s report on internal control over financial reporting were compatible with maintaining their independence. We also reviewed, among other things, the audit, audit-related and tax services performed by, and the amount of fees paid for such services to, Deloitte & Touche. We received regular updates on the amount of fees and scope of audit, audit-related and tax services provided.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board that the Company’s audited consolidated financial statements for the fiscal year ended November 30, 2004 be included in the Company’s Annual Report on Form 10-K. We have also selected Deloitte & Touche as the Company’s independent auditors for the fiscal year ended November 30, 2005 and are presenting the selection to the shareholders for ratification.

Respectfully submitted,

C. Robert Kidder, Chair

Sir Howard J. Davies

John W. Madigan

Dr. Klaus Zumwinkel

Item 3—Company proposal to amend the Company’s Certificate of Incorporation to institute annual election of directors

In 1997, the boards of directors of each of Dean Witter, Discover & Co. and Morgan Stanley Group Inc., our predecessor companies, determined that the merger of the two companies in a merger-of-equals was in the best interest of shareholders and submitted the terms of the merger to the shareholders of each company. As submitted to shareholders for approval, the merger proposal provided that the certificate of incorporation of the merged company would have (i) a classified board of directors (approximately one-third of the directors are elected annually, each for a three-year term) and (ii) a provision that permits directors to be removed prior to the expiration of their terms only for cause and only by the affirmative vote of the holders of at least 80% of all of the shares of our capital stock outstanding and entitled to vote generally for the election of directors (“voting stock”), voting together as a single class. Each company’s shareholders approved the merger, with the result that our Company has had a classified board since May 31, 1997.

The merits of a classified board of directors have been extensively discussed. Some investors believe classified boards have the effect of insulating directors from a corporation’s shareholders, and several major corporations have determined that, regardless of the merits of a classified board in deterring coercive takeover attempts, under current corporate governance trends, it is advisable that all directors of a corporation be elected annually.

A shareholder proposal submitted by Evelyn Y. Davis to declassify our Board of Directors has been presented to our shareholders in five of the last six years and has received a majority of votes cast at our past three annual meetings. The Board of Directors has considered carefully the advantages and disadvantages of maintaining a classified board structure and, in the past, concluded that it would be in the best interests of the Company and our shareholders to maintain the classified board. This year, the Board has again given due consideration to the various arguments for and against a classified board, including consultation with internal and outside advisors. After this review, the Board of Directors, upon the recommendation of the Nominating and Governance Committee, determined that it is advisable to declassify the Board.

If the proposed amendment is approved by our shareholders, at each annual meeting of shareholders commencing with the 2006 annual meeting, directors elected to succeed those directors whose terms then expire shall be elected by a plurality vote of all votes cast at such meeting to hold office for a term expiring at the next annual meeting of shareholders, with each director to hold office until his or her successor shall have been duly elected and qualified. Commencing with the 2008 annual meeting of shareholders, all directors shall be elected annually. Furthermore, any director chosen as a result of a newly created directorship or to fill a vacancy on the Board of Directors (i) prior to the 2008 annual meeting of shareholders shall hold office for a term expiring at the annual meeting of shareholders at which the term of office of the class to which they have been elected expires or (ii) subsequent to the 2008 annual meeting of shareholders shall hold office for a term expiring at the next annual meeting of shareholders. In addition, the proposal would provide that subsequent to the 2008 annual meeting of shareholders, any or all directors could be removed by the Company’s shareholders with or without cause with the approval of at least 80% of the voting power of all of the then outstanding voting stock, voting together as a single class.

The proposed amendment to our Certificate of Incorporation provides that Article VII will be deleted and replaced in its entirety by the following:

ARTICLE VII

Board of Directors

Subject to the rights of the holders of any series of Preferred Stock, or any other series or class of stock as set forth in this Certificate of Incorporation, to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed in such manner as prescribed in the Bylaws of the Corporation and may be increased or decreased from time to time in such manner as prescribed by the Bylaws.

Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

Subject to the succeeding provisions of this paragraph, the directors, other than those who may be elected by the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Certificate of Incorporation, shall be divided into three classes, initially consisting of 6, 4 and 4 directors. One class of directors initially consisting of 4 directors shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 1998, another class initially consisting of 4 directors shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 1999, and another class initially consisting of 6 directors shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2000. Members of each class shall hold office until their successors are elected and qualified. At each annual meeting of the stockholders of the Corporation commencing with the 1998 annual meeting but prior to the 2006 annual meeting, directors elected to succeed those directors whose terms then expire shall be elected by a plurality vote of all votes cast at such meeting to hold office for a term expiring at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of the stockholders of the Corporation commencing with the 2006 annual meeting, directors elected to succeed those directors whose terms then expire shall be elected by a plurality vote of all votes cast at such meeting to hold office for a term expiring at the next annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified. Commencing with the 2008 annual meeting of stockholders of the Corporation, the foregoing classification of the Board of Directors shall cease.

Subject to the rights of the holders of any series of Preferred Stock, or any other series or class of stock as set forth in this Certificate of Incorporation, to elect additional directors under specified circumstances, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and directors so chosen (i) prior to the 2008 annual meeting of stockholders shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires, or (ii) subsequent to the 2008 annual meeting of stockholders shall hold office for a term expiring at the next annual meeting of stockholders, and in each case until such director’s successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the Board of Directors shall shorten the term of any incumbent director.

Subject to the rights of the holders of any series of Preferred Stock, or any other series or class of stock as set forth in this Certificate of Incorporation, to elect additional directors under specified circumstances, any director may be removed from office at any time, but only by the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, and, prior to the 2008 annual meeting of stockholders, only for cause.

Approval of this amendment to the Certificate of Incorporation requires the affirmative vote of the holders of at least 80% of the voting power of our outstanding voting stock, voting together as a single class. If approved, this proposal will become effective upon the filing of a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware, which the Company would file promptly after the annual meeting. If the amendment is not approved, the Board will remain classified.

Our Board of Directors recommends you vote “FOR” this proposal. Proxies solicited by the Board of Directors will be voted “FOR” this proposal unless otherwise instructed.

Shareholder Proposal

Morgan Stanley has set forth below a shareholder proposal and supporting statement for which the Board of Directors and Morgan Stanley accept no responsibility. The Board’s recommendation immediately follows the proposal. The proposal may be voted on at the annual meeting only if properly presented by the shareholder proponent or the proponent’s qualified representative.

The “Corporate governance” section on page 8 describes several corporate governance initiatives that the Board announced, including the revision of the approach to incentive compensation awards for Management Committee members.

Item 4—Shareholder proposal to limit CEO compensation

The Catholic Equity Fund, 1100 West Wells St., Milwaukee, WI 53233, owner of approximately 2,900 shares of common stock, CHRISTUS Health, 2600 North Loop West, Houston, TX 77092, owner of 18,600 shares of common stock and Dominican Sisters, 775 West Drahner Rd., Oxford, MI 48371, owner of 165 shares of common stock, have notified Morgan Stanley that they intend to present the following proposal and related supporting statement at the annual meeting:

RESOLVED: The shareholders urge the Board of Directors:

•	To limit the Compensation paid to the CEO in any fiscal year to no more than 100 times the average Compensation paid to the company’s Non-Managerial Workers in the prior fiscal year, unless the shareholders have approved paying the CEO a greater amount;

•	In any proposal for shareholder approval, to provide that the CEO can receive more than the 100-times amount only if the company achieves one or more goals that would mainly reflect the CEO’s contributions rather than general market conditions; and

•	In that proposal, to assure the shareholders that the Board will seriously consider reducing the CEO’s compensation in the event of any unusual reduction in the company’s workforce resulting from outsourcing or other factors.

This proposal does not apply to the extent that complying would necessarily breach a compensation agreement in effect at the time of the present shareholder meeting.

“Compensation” means salary, bonus, the grant-date present value of stock options, the grant-date present value of restricted stock, payments under long-term incentive plans, and “other annual” and “all other compensation” as those categories are defined for proxy statement purposes.

“Non-Managerial Workers” means U.S.-based employees working in the categories of Blue-Collar Occupations or Service Occupations or the Sales and Administrative Support components of White-Collar Occupations as used by the Bureau of Labor Statistics in its National Compensation Surveys.

Supporting Statement:

Our resolution is based on these premises:

1.	Unless internally anchored, market-based compensation methods tend to produce excessive CEO compensation;

2.	Very high CEO pay should require shareholder approval since it tends to produce sub par share performance long-term; and

3.	Very highly paid CEOs should realize that they might share some pain when choosing job reductions as a means to achieve corporate goals.

Our resolution would introduce an internal foundation for CEO compensation—the company’s CEO/average-worker pay ratio. Commentators note that on the average for U.S. companies this ratio has gone from about 42 in 1980 to several hundred today and that it tends to be much lower in foreign companies that compete successfully with U.S. companies. Consistent with these facts, the Blue Ribbon Commission of the National Association of Corporate Directors has urged compensation committees to use such a ratio as a factor in setting CEO compensation. Our resolution follows this advice.

Our resolution would not arbitrarily limit CEO compensation. Rather, it would offer the board the opportunity to persuade the shareholders that very high CEO compensation would make the company more competitive and would be in their interest.

At Morgan Stanley, CEO Compensation averaged 14.4 million dollars in the fiscal years ended November 30, 2001, 2002, and 2003. This is 565 times the $25,501 that the average U.S. worker makes according to the AFL-CIO’s Executive Paywatch (http://www.aflcio.org/corporateamerica/paywatch/). In their 2004 analyses of executive pay versus shareholder return, Business Week gave the CEO its worst rating (http://www.businessweek.com/pdfs/2004/0416_execpay.pdf), and Forbes gave the CEO a grade of D (http://www.forbes.com/lists/2004/04/21/04ceoland.html).

OUR BOARD OF DIRECTORS RECOMMENDS YOU VOTE “AGAINST” THIS PROPOSAL.    Our Board believes this proposal is not in the best interest of shareholders and opposes this proposal for the following reasons.

•	Attract and retain Chief Executive Officer. Our Company must have the flexibility to tailor compensation packages to meet competitive market conditions in order to attract and retain executives, including our CEO, in our highly competitive industry. The proposal does not account for the factors that must be considered in determining appropriate CEO compensation, including financial and other performance goals of our Company, as well as our CEO’s individual performance. The proposal would place our Company at a competitive disadvantage by imposing an arbitrary limit on CEO compensation.

•	Compensation program performance-based. Our Compensation Committee’s philosophy is to link closely our CEO’s compensation with the achievement of annual and long-term performance goals. By imposing arbitrary constraints on our CEO’s compensation, the proposal would undermine the performance-based nature of our compensation program.

•

Compensation Committee duties.    Our Compensation Committee is required by New York Stock Exchange rules and the Committee’s charter to review and approve corporate goals and objectives relevant to CEO compensation, to evaluate the CEO’s performance in light of those goals and objectives, and to determine and approve the CEO’s compensation level based on this evaluation. The proposal’s arbitrary cap on CEO compensation and requirement for shareholder approval of performance goals in order to exceed the cap would hinder the Committee’s ability to fulfill its duties.

•	Compensation Committee flexibility. The Compensation Committee is composed solely of independent directors and retains an independent consultant to advise it. The Committee exercises its business judgment by regularly considering its approach to CEO compensation. For example, in 2004, the Committee increased to 65% the portion of the CEO’s bonus paid in the form of restricted stock units, and did not award stock options or restoration option rights to the CEO as it had in the past. The proposal would impair the Committee’s exercise of its business judgment and would limit its ability to design effective performance goals to retain and incent our CEO and our other senior executives and to account for changes in our Company’s needs and competitive market conditions.

•	Shareholders approved compensation limits. Our shareholders have already approved a limit on the compensation awardable to our CEO and our other senior executives, which ensures the tax deductibility of these compensation payments for purposes of Internal Revenue Code Section 162(m).

Our Board of Directors recommends you vote “AGAINST” this proposal. Proxies solicited by the Board of Directors will be voted “AGAINST” this proposal unless otherwise instructed.

Other Matters

Certain transactions.    During fiscal 2004, our subsidiaries extended credit in the ordinary course of business to certain of our directors, officers and employees and members of their immediate families. These extensions of credit were in connection with margin loans, mortgage loans, credit card transactions, revolving lines of credit and other extensions of credit by our subsidiaries. The extensions of credit were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with other persons. The extensions did not involve more than the normal risk of collectibility or present other unfavorable features. Directors, officers and employees and members of their immediate families who wish to purchase securities and derivative and financial products and financial services may do so through our subsidiaries. These subsidiaries may offer them discounts on their standard commission rates or fees. These subsidiaries also, from time to time and in the ordinary course of their business, enter into transactions on a principal basis involving the purchase or sale of securities and derivative products in which our directors, officers and employees and members of their immediate families have an interest. These purchases and sales may be made at a discount from the dealer mark-up or mark-down, as the case may be, charged to non-affiliated third parties. Certain employees, including our executive officers, may invest on the same terms and conditions as other investors in investment funds that we may form and manage primarily for client investment, except that we may waive or lower certain fees and expenses for our employees. In addition, we may, pursuant to stock repurchase authorizations in effect from time to time, repurchase or acquire shares of Morgan Stanley’s common stock in the open market or in privately negotiated transactions, which may include transactions with directors, officers and employees. These transactions are in the ordinary course of business and at prevailing market prices.

David P. Purcell and Paul M. Purcell, sons of Philip J. Purcell, are each principals in the general partner of two limited partnerships, Continental Partners, L.P. and Continental Healthcare Fund (QP), L.P., in which Philip J. Purcell owns in excess of 10% of the limited partnership interests. MS&Co. is a prime broker for these limited partnerships and from time to time these limited partnerships may transact other business with the Company’s subsidiaries. All such transactions are in the ordinary course of the Company’s business and on substantially the same terms as comparable transactions with unrelated third parties. During fiscal 2004, these two limited partnerships together paid less than $1 million in commissions to Morgan Stanley for brokerage services.

Roger C. Hochschild received benefits under DFS’s relocation policy for U.S. professional employees in connection with his appointment as President and Chief Operating Officer of DFS and his relocation to DFS’s executive offices. DFS is a party to a relocation services agreement with an independent third party (the “Provider”) pursuant to which in August 2004 the Provider purchased Mr. Hochschild’s residence, in accordance with the relocation policy, at a purchase price of $3.925 million (the “Purchase Price”), which was the average of two independent appraisals of the property. Under the relocation services agreement, DFS reimburses the Provider for the Purchase Price and the related closing costs, is responsible for carrying and sales costs that the Provider incurs in connection with selling the property, and receives the net proceeds of the resale of the property. Based upon the proceeds of the resale and actual and estimated costs, the Company will pay the Provider approximately $270,000. In addition, the Company paid to Mr. Hochschild $537,000, equal to (i) $325,000, the difference between the Purchase Price and Mr. Hochschild’s cost to purchase and improve the property and (ii) $212,000, a tax gross up payment, to keep Mr. Hochschild whole on his investment in the home.

Morgan Stanley offers mortgage products to the public and extends a discount on select mortgage loan origination fees to some customers, including Company employees. Since December 1, 2003, the Company extended credit in the ordinary course of business to (i) Mr. Purcell’s son Michael Purcell and (ii) Shereen Abdel-Meguid, a sister of Tarek Abdel-Meguid, one of the Company’s executive officers. Mr. Abdel-Meguid co-signed for the loan to his sister. The Company sold these loans in the ordinary course of business to unaffiliated third parties before the end of fiscal 2004. The information below covers the period from origination until the loans were sold. Michael Purcell’s mortgage loan was an adjustable rate loan bearing interest at 2.875%, the greatest amount outstanding on this loan was $1,000,000 and there was a discount on the origination fee. Ms. Abdel-Meguid’s mortgage loan was an adjustable rate loan bearing interest at 3.125%, the greatest amount outstanding on this loan was $2,395,000 and there was a discount on the origination fee. These transactions did not involve more than the normal risk of collectability or present other unfavorable features, and were on substantially the same terms, including interest rate, collateral and discount on the origination fee, as those prevailing at the time for comparable transactions with other persons.

During fiscal 2004, we engaged in transactions in the ordinary course of business with each of State Street Bank and Trust Company (State Street), FMR Corp. (FMR), Barclays Global Investors, N.A. (Barclays) and certain of their respective affiliates. Each of FMR and Barclays beneficially owned more than 5% of the outstanding shares of Morgan Stanley common stock as of December 31, 2004, and State Street beneficially owned more than 5% of the outstanding shares of Morgan Stanley common stock as of December 31, 2003, the most recent dates with respect to which each publicly disclosed its beneficial ownership of Morgan Stanley common stock. Such transactions were on substantially the same terms as those prevailing at the time for comparable transactions with unrelated third parties. We also enter into financial services transactions (e.g., trading in securities, commodities or derivatives) with, and perform investment banking, financial advisory, brokerage and other services for, entities for which our directors serve as executive officers, and may make loans or commitments to extend loans to such entities. The transactions are conducted, services are performed, and loans and commitments are made in the ordinary course of business and on substantially the same terms, including interest rate and collateral, that prevail at the time for comparable transactions with other persons. The loans do not involve more than the normal risk of collectability or present other unfavorable features.

Other business.    We do not know of any other matters that may be presented for action at the meeting other than those described in this proxy statement. If any other matter is properly brought before the meeting, the proxy holders will vote on such matters according to their judgment.

Communications with directors.    Shareholders and other interested parties may contact any of the Company’s directors (including any director presiding at an executive session of non-employee directors), a committee of the Board, the Board’s non-employee directors as a group or the Board generally, by writing to them at Morgan Stanley, Suite D, 1585 Broadway, New York, New York 10036. Shareholder communications received in this manner will be handled in accordance with the procedures approved by the Company’s independent directors. The Board’s Policy Regarding Shareholder Communications with the Board of Directors is available at our corporate governance webpage at www.morganstanley.com.

Shareholder recommendations for director candidates.    The Nominating and Governance Committee will consider director candidates recommended by shareholders. The procedures to submit recommendations are described in the Policy Regarding Director Candidates Recommended by Shareholders, available at our corporate governance webpage at www.morganstanley.com.

Shareholders of record of the Company who comply with the notice procedures set forth below may make a director recommendation for consideration by the Nominating and Governance Committee. Shareholders may make recommendations at any time, but recommendations for consideration as nominees at the annual meeting of shareholders must be received not less than 120 days before the first anniversary of the date of the proxy statement released to shareholders in connection with the previous year’s annual meeting. Therefore, to submit a candidate for consideration for nomination at the 2006 annual meeting of shareholders, shareholders must submit the recommendation, in writing, by October 19, 2005. The written notice must demonstrate that it is being submitted by a shareholder of record of the Company and include information about each proposed director candidate, including name, age, business address, principal occupation, principal qualifications and other relevant biographical information. In addition, the shareholder must provide confirmation of each candidate’s consent to serve as a director. Shareholders must send recommendations to the Nominating and Governance Committee, Morgan Stanley, Suite D, 1585 Broadway, New York, New York 10036.

The Nominating and Governance Committee identifies, evaluates and recommends director candidates to the Board. The Corporate Governance Policies set forth Board membership criteria. The Company seeks highly qualified candidates from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. They should have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. The Company selects Board members based upon contributions they can make to the Board and management and their ability to represent the interests of Morgan Stanley’s shareholders, regardless of gender or race. Because of the potential for conflicts of interest, the Board does not seek members employed as attorneys, investment bankers, accountants or consultants. It also does not seek as members portfolio managers, representatives from its institutional shareholder base, competitors or any particular employee constituency.

The Committee accepts shareholder recommendations of director candidates and evaluates such candidates in the same manner as other candidates. Upon identifying a director candidate, the Committee initially determines the need for additional or replacement Board members and evaluates the director candidate under the criteria described above based on the information the Committee receives with the recommendation or otherwise possesses, which may be supplemented by certain inquiries. If the Committee determines, in consultation with other directors, including the Chairman of the Board, that a more comprehensive evaluation is warranted, the Committee may then obtain additional information about the director candidate’s background and experience, including by means of interviews. The Committee will then evaluate the director candidate further, again using the evaluation criteria described above. The Committee receives input on such director candidates from other directors, including the Chairman of the Board, and recommends director candidates to the full Board for nomination. The Committee may engage a third party to assist in identifying director candidates or to assist in gathering information regarding a director candidate’s background and experience. If the Committee engages a third party, the Committee approves the fee that Morgan Stanley pays for these services.

Shareholders may nominate director candidates by complying with our Bylaw provisions discussed below.

Shareholder proposals for the 2006 annual meeting.    Shareholders intending to present a proposal at the 2006 annual meeting and have it included in our proxy statement for that meeting must submit the proposal in writing to Donald G. Kempf, Jr., Secretary, 1585 Broadway, New York, New York 10036. We must receive the proposal no later than October 19, 2005.

Shareholders intending to present a proposal at the 2006 annual meeting, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Bylaws. The Bylaws require, among other things, that our Secretary receive written notice from the record shareholder of intent to present such proposal or nomination no more than 120 days and no less than 90 days prior to the anniversary of the preceding year’s annual meeting. Therefore, Morgan Stanley must receive notice of such a proposal or nomination for the 2006 annual meeting no earlier than November 15, 2005 and no later than December 15, 2005. The notice must contain the information required by the Bylaws, a copy of which is available upon request to our Secretary.

Cost of soliciting your proxy.    We will pay the expenses of the preparation of the proxy materials and the solicitation by the Board of your proxy. Our directors, officers and employees, who will receive no additional compensation for soliciting, D.F. King & Co., Inc. and Innisfree M&A Incorporated may solicit your proxy, in person or by telephone, mail, facsimile or other means of communication. We will pay D.F. King and Innisfree fees not exceeding $20,000 each, plus expenses. We will also reimburse brokers, including MS&Co., MSDWI and other nominees, for costs they incur mailing proxy materials.

Shareholders sharing an address.    Consistent with notices sent to record shareholders sharing a single address, we are sending only one summary annual report, Form 10-K annual report and proxy statement to that address unless we received contrary instructions from any shareholder at that address. This “householding” practice reduces our printing and postage costs. Shareholders may request or discontinue householding, or may request a separate copy of the summary annual report, Form 10-K annual report or proxy statement as follows:

•	Record shareholders wishing to discontinue or begin householding, or any record shareholder residing at a householded address wanting to request delivery of a copy of the summary annual report, Form 10-K annual report or proxy statement, should contact our transfer agent, Mellon Investor Services, at 1-800-622-2393 (U.S.), (201) 329-8660 (outside the U.S.) or www.melloninvestor.com, or may write to them at P.O. Box 3315, South Hackensack, NJ 07606-1915.

•	Shareholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or begin householding should contact their record holder. Any householded shareholder may request prompt delivery of a copy of the summary annual report, Form 10-K annual report or proxy statement by contacting us at (212) 762-8131 or may write to us at Investor Relations, 1585 Broadway, New York, NY 10036.

Electronic access to annual meeting materials.    This proxy statement, the summary annual report and Form 10-K annual report are available on our website at www.morganstanley.com/about/ir/sec.html. You can save Morgan Stanley postage and printing expense by consenting to access these documents over the internet. If you consent, you will receive notice next year when these documents are available with instructions on how to view them and submit voting instructions. If you are a shareholder of record, you may sign up for this service through Investor Service Direct at www.melloninvestor.com. If you hold your shares through a bank, broker or other holder of record, contact the record holder for information regarding electronic delivery of materials. Your consent to electronic delivery will remain in effect until you revoke it. If you choose electronic delivery, you may incur costs, such as telephone and internet access charges, for which you will be responsible.

Annex A

Morgan Stanley

Standards of Director Independence

The board has established these guidelines to assist it in determining whether or not directors qualify as “independent” pursuant to the guidelines and requirements set forth in the New York Stock Exchange’s Corporate Governance Rules. In each case, the Board will broadly consider all relevant facts and circumstances and shall apply the following standards (in accordance with the guidance, and subject to the exceptions, provided by the New York Stock Exchange in its Commentary to its Corporate Governance Rules and, with respect to the guidelines in Section 1 below, subject to the applicable Transition Rule set forth in such Rules):

1.    Employment and commercial relationships affecting independence.

A.    Current Relationships.    A director will not be independent if: (i) the director is a current partner or current employee of Morgan Stanley’s internal or external auditor; (ii) an immediate family member of the director is a current partner of Morgan Stanley’s internal or external auditor; (iii) an immediate family member of the director is (a) a current employee of Morgan Stanley’s internal or external auditor and (b) participates in the internal or external auditor’s audit, assurance or tax compliance (but not tax planning) practice; (iv) the director is a current employee, or an immediate family member of the director is a current executive officer, of an entity that has made payments to, or received payments from, Morgan Stanley for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or (v) the director’s spouse, parent, sibling or child is currently employed by Morgan Stanley.

B.    Relationships within Preceding Three Years.    A director will not be independent if, within the preceding three years: (i) the director is or was an employee of Morgan Stanley; (ii) an immediate family member of the director is or was an executive officer of Morgan Stanley; (iii) the director or an immediate family member of the director was (but no longer is) a (a) partner or employee of Morgan Stanley’s internal or external auditor and (b) personally worked on Morgan Stanley’s audit within that time; (iv) the director or an immediate family member of the director received more than $100,000 in direct compensation in any twelve-month period from Morgan Stanley, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); or (v) a present Morgan Stanley executive officer is or was on the compensation committee of the board of directors of a company that concurrently employed the Morgan Stanley director or an immediate family member of the director as an executive officer.

2.    Relationships not deemed material for purposes of director independence.

In addition to the provisions of Section 1 above, each of which must be fully satisfied with respect to each independent director, the board must affirmatively determine that the director has no material relationship with Morgan Stanley. To assist the board in this determination, and as permitted by the New York Stock Exchange’s Corporate Governance Rules, the board has adopted the following categorical standards of relationships that are not considered material for purposes of determining a director’s independence. Any determination of independence for a director that does not meet these categorical standards will be based upon all relevant facts and circumstances and the board shall disclose the basis for such determination in the Company’s proxy statement.

A.    Equity Ownership.    A relationship arising solely from a director’s ownership of an equity or limited partnership interest in a party that engages in a transaction with Morgan Stanley, so long as such director’s ownership interest does not exceed 2% of the total equity or partnership interests in that other party.

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B.    Director Status.    A relationship arising solely from a director’s position as (i) director or advisory director (or similar position) of another company or for-profit corporation or organization that engages in a transaction with Morgan Stanley or (ii) director or trustee (or similar position) of a tax exempt organization that engages in a transaction with Morgan Stanley (other than a charitable contribution to that organization by Morgan Stanley).

C.    Ordinary Course.    A relationship arising solely from financial services transactions, including but not limited to underwriting, banking, lending or trading in securities, commodities or derivatives, between Morgan Stanley and a company of which a director is an executive officer, employee or owner of 2% or more of the equity of that company, if such transactions are made in the ordinary course of business and on terms and conditions and under circumstances, including credit or underwriting standards, that are substantially similar to those prevailing at the time for companies with which Morgan Stanley has a comparable relationship and that do not have a director of Morgan Stanley serving as an executive officer.

D.    Indebtedness.    A relationship arising solely from a director’s status as an executive officer, employee or owner of 2% or more of the equity of a company to which Morgan Stanley is indebted at the end of Morgan Stanley’s preceding fiscal year, so long as the aggregate amount of the indebtedness of Morgan Stanley to such company is not in excess of 2% of Morgan Stanley’s total consolidated assets at the end of Morgan Stanley’s preceding fiscal year.

E.    Charitable Contributions.    The director serves as an officer, employee, director or trustee of a tax exempt organization, and the discretionary charitable contributions by Morgan Stanley (directly or through the Morgan Stanley Foundation or any similar organization established by Morgan Stanley) to the organization are less than the greater of $100,000 or 1% of the organization’s aggregate annual charitable receipts during the organization’s preceding fiscal year (automatic matching of employee charitable contributions are not included in Morgan Stanley’s contributions for this purpose).

F.    Personal Relationships.    The director receives products or services (e.g., brokerage services, investment products, margin loans, investment management services, mortgages, credit cards or debit cards) from Morgan Stanley in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable products or services provided to unaffiliated third parties.

G.    Family Members.    Any relationship or transaction between an immediate family member of a director and Morgan Stanley shall not be deemed a material relationship or transaction that would cause the director not to be independent if the standards in this Section 2 would permit the relationship or transaction to occur between the director and Morgan Stanley.

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Annex B

Audit Committee Charter

Purpose

The Committee is appointed by the Board of Directors to assist the Board in its oversight of the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s system of internal controls, the Company’s risk management, the qualifications and independence of the Company’s independent auditor and the performance of the Company’s internal and independent auditors.

It is the responsibility of the Company’s management to prepare consolidated financial statements that are complete and accurate and in accordance with generally accepted accounting principles in the United States (“GAAP”), and it is the responsibility of the Company’s independent auditor to audit those financial statements. The Committee’s responsibility in this regard is one of oversight and review. The Committee does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles.

Membership

1.	The Committee shall be comprised of at least three (3) Board members appointed by the Board after considering the recommendation of the Nominating and Governance Committee. No Board member shall serve simultaneously on the Committee and the audit committee of more than two (2) other public companies, unless the Board shall determine that such simultaneous service would not impair the Board member’s ability to serve effectively on the Committee. Such determination shall be disclosed in the proxy statement. Committee members shall serve at the pleasure of the Board and for such term as the Board determines. The Board shall designate one Committee member as the Committee’s chair.

2.	Each Committee member shall have no material relationship with the Company and shall satisfy the independence requirements of the Company, the New York Stock Exchange (“NYSE”), the Securities Exchange Act of 1934 (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission (“SEC”).

3.	Each Committee member shall be financially literate in accordance with NYSE requirements or must become financially literate in accordance with such requirements within a reasonable period of time after his or her appointment to the Committee.

4.	At least one Committee member shall have accounting or related financial management expertise in accordance with NYSE requirements.

Operations

1.	The Committee shall hold regular meetings at least four times per year and report to the Board on a regular basis. Meetings shall include any participants the Committee deems appropriate and shall be of sufficient duration and scheduled at such times as the Committee deems appropriate to discharge properly its responsibilities.

2.	The Committee shall meet periodically with management, the independent auditor and the internal auditor in separate executive sessions.

3.	The Committee may form and delegate to one or more subcommittees all or any portion of the Committee’s authority, duties and responsibilities, and may establish such rules as it determines necessary or appropriate to conduct its business.

4.	The Committee shall have direct access to, and complete and open communication with, the Company’s management and internal and independent auditor and may obtain advice and assistance from internal legal, accounting or other advisors. The Committee may retain independent legal, accounting or other advisors. The Committee shall have authority to perform or supervise investigations, and the Company shall provide for appropriate funding, as determined by the Committee, for the payment of expenses related to any such investigation.

5.	The Company shall provide for appropriate funding, as determined by the Committee, for the payment of: (i) compensation to the independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services or other permitted services for the Company; (ii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties and responsibilities; and (iii) compensation to an independent legal, accounting or other advisors retained by the Committee.

6.	The Committee shall review and assess annually its performance and report the results to the Board. The Committee shall review and assess annually the adequacy of this charter and, if appropriate, recommend changes to the charter to the Board.

Authority, Duties and Responsibilities

The Committee shall:

Oversight of the Company’s Relationship with the Independent Auditor

1.	Have the sole authority and responsibility to appoint (which appointment may be presented to shareholders for ratification), compensate, retain, oversee, evaluate and, when appropriate, replace the independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review and attest services. The independent auditor shall report directly to the Committee.

2.	Preapprove all audit, review and attest services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Committee prior to the completion of the audit. The Committee may form and delegate authority to subcommittees consisting of one or more members the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Committee at its next scheduled meeting.

3.	Review and evaluate annually the qualifications, performance and independence of the lead partner of the independent auditor and assure regular rotation of the lead audit partner, reviewing partner and other audit engagement team partners of the independent auditor as required by law. Annually evaluate the appropriateness of rotating the independent audit firm. Evaluate annually the qualifications and performance of the independent auditor. Provide its conclusions to the Board.

4.	Evaluate the independence of the independent auditor by, among other things, ensuring that the independent auditor periodically, and at least annually, submits to the Committee a formal written statement delineating all relationships between the independent auditor and the Company, including any non-audit service permitted under the Exchange Act provided to the Company and the matters set forth in Independence Standards Board Standard No. 1. Engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact their objectivity and independence. Provide its conclusions to the Board.

5.	Obtain, review and evaluate, at least annually, a report by the independent auditor describing the independent auditor’s internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken in response to any such issues. Provide its conclusions to the Board.

6.	Set the Company’s policies for the hiring of current and former employees of the independent auditor.

Oversight	of the Company’s Internal Auditor and Internal Controls

7.	Approve the appointment and, when and if appropriate, replacement of the Company’s senior internal auditing executive, who shall report directly to the Committee. Review the qualifications and performance of the senior internal auditing executive.

8.	Review the significant reports to management prepared by the internal auditing department and management’s responses.

9.	Discuss, as appropriate, the adequacy of the Company’s internal controls with the internal and independent auditors and management, including without limitation reports from the Chief Executive Officer or the Chief Financial Officer regarding significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting or any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. Review and discuss, as appropriate, any major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies. Review the Chief Executive Officer and Chief Financial Officer certification process and the role of the Disclosure Committee.

10.	Review and discuss with management and the internal and independent auditors management’s annual report on the Company’s internal control over financial reporting and the independent auditor’s attestation report regarding management’s report. Receive reports from management regarding management’s quarterly evaluations of changes in internal controls over financial reporting and discuss with management and the independent auditor as appropriate.

11.	Review the annual plan and scope of work of the internal auditor.

Oversight of the Financial Statements, Audit and Disclosure

12.	Review the results of internal and independent audits and discuss with management and the independent auditor the Company’s annual audited consolidated financial statements and condensed consolidated quarterly and year-to-date financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other matters required by professional auditing standards or under applicable legal, regulatory or NYSE requirements.

13.	Regularly review with the independent auditor significant issues regarding accounting principles and financial statement presentations, including (i) any significant changes in the Company’s selection or application of accounting principles; (ii) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and (iii) any significant communications between the independent audit team and the independent audit firm’s national office respecting auditing or accounting issues presented by the engagement.

14.	Review and discuss with the independent auditor and, to the extent appropriate, management, in connection with the Company’s Annual Report on Form 10-K, and otherwise, as appropriate, any reports of the independent auditor required by law or professional auditing standards, including reports on: (i) critical accounting policies and practices used in preparing the financial statements; (ii) alternative treatments under GAAP for policies and procedures related to material items discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (iii) other material written communications between the independent auditor and management of the Company, such as any management letter issued or proposed to be issued, and a schedule of unadjusted differences, if any.

15.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including difficulties encountered in the course of the audit work, restrictions on the scope of activities or access to requested information, significant disagreements with management, and management’s response.

16.	Discuss with management and the independent and internal auditors, the independent auditor’s judgment about the quality, not just acceptability, of the accounting principles as applied in the Company’s financial statements.

17.	Review the annual plan and scope of work of the independent auditor.

18.	Obtain a statement from the independent auditor that the audit was conducted in a manner consistent with applicable portions of Section 10A of the Exchange Act.

19.	After review, recommend to the Board the acceptance and inclusion of the annual audited consolidated financial statements in the Company’s Annual Report on Form 10-K.

20.	Review or discuss, as and when appropriate: (i) the types of information to be disclosed and the type of presentation to be made in earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information and any reconciliation to GAAP information, that have been, or will be, issued by the Company, as well as financial information and earnings guidance that have been provided to analysts and rating agencies; and (ii) the effect of regulatory and accounting initiatives and off-balance sheet structures on the Company’s consolidated financial statements.

21.	Be responsible for resolution of disagreements between management and the independent auditor regarding financial reporting.

Oversight of Compliance with Legal and Regulatory Requirements

22.	When deemed appropriate, review with the Company’s Chief Legal Officer, or appropriate delegates, legal, disclosure or other matters that may have a material impact on the Company’s consolidated financial statements or on the Company’s compliance policies.

23.	Obtain, review and evaluate reports from management with respect to the Company’s policies and procedures regarding compliance with applicable legal and regulatory requirements, and the Company’s Code of Ethics and Business Conduct.

24.	Establish procedures for: (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

25.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any external or employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies.

26.	Review and discuss, as and when appropriate, the internal auditor’s review of perquisites, expenses and conflicts of interest, if any, of, members of the Management Committee and senior management of the business units. Review disclosures of insider and affiliated party transactions.

27.	Provide the report of the Committee as required by the SEC in the Company’s annual proxy statement.

Oversight of the Company’s Risk Management

28.	Review or discuss, as and when appropriate, with management, the Company’s guidelines, policies and procedures for risk assessment and management. Review the major risk exposures of the Company and its business units, including market, credit, financial, legal and other operational risk, and the steps management has taken to monitor and control such exposures. Provide its conclusions to the Board.

Other Authority

29.	Make such recommendations with respect to any of the above and other matters as the Committee deems necessary or appropriate.

30.	Have such other authority, duties and responsibilities as may be delegated to the Committee by the Board.

The Committee’s authority, duties and responsibilities are discharged through evaluating reports given to the Committee, presentations made to the Committee and other significant financial reporting decisions reported to the Committee by management, the internal and independent auditors and by other persons or organizations the Committee deems appropriate.

Annex C

Definition of Pre-Tax Earnings

“Pre-Tax Earnings” will mean Morgan Stanley’s income before income taxes as reported in its consolidated financial statements adjusted to eliminate: (1) the cumulative effect of changes in accounting policy (which include changes in generally accepted accounting principles) adopted by Morgan Stanley, for the relevant fiscal year; (2) expenses classified as “Provisions for Restructuring”; (3) expenses related to “Goodwill Amortization”; (4) gains and/or losses classified as “Discontinued Operations”; and (5) gains or losses classified as “Extraordinary Items,” which may include: (A) profits or losses on disposal of assets or segments of the previously separate companies of a business combination within two years of the date of such combination; (B) gains on restructuring payables; (C) gains or losses on the extinguishment of debt; (D) gains or losses from the expropriation of property; (E) gains or losses that are the direct result of a major casualty; (F) losses resulting from a newly enacted law or regulation; and (G) other expenses or losses or income or gains that are unusual in nature or infrequent in occurrence. In each instance, the above-referenced adjustment to Pre-Tax Earnings must be in accordance with generally accepted accounting principles and appear on the face of Morgan Stanley’s Consolidated Statements of Income contained in Morgan Stanley’s Consolidated Financial Statements for such fiscal year.

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MORGAN STANLEY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2005 ANNUAL MEETING OF SHAREHOLDERS, MARCH 15, 2005

The undersigned hereby appoints Donald G. Kempf, Jr., Stephen S. Crawford and Ronald T. Carman, and each of them, attorneys and proxies with full power of substitution, to represent and to vote on behalf of the undersigned all of the shares of common stock of Morgan Stanley that the undersigned is entitled in any capacity to vote if personally present at the 2005 Annual Meeting of Shareholders to be held on March 15, 2005, and at any adjournments or postponements thereof, in accordance with the instructions set forth on the reverse and with the same effect as though the undersigned were present in person and voting such shares. The proxies are authorized in their discretion to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may properly come before the meeting.

PLEASE RETURN THIS PROXY CARD AFTER SIGNING AND DATING IT.

THIS PROXY WILL BE VOTED AS DIRECTED. IF THIS PROXY IS SIGNED, BUT NO DIRECTION IS MADE, IT WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF MORGAN STANLEY’S BOARD OF DIRECTORS.

MS 006

MARK VOTES AS SHOWN USING BLACK OR BLUE INK	☒

Morgan Stanley’s Board of Directors Recommends a Vote “FOR” Proposals 1, 2 and 3, below.

	FOR	WITHHOLD	FOR ALL EXCEPT
1. To elect as directors all nominees listed (except as marked to the contrary below):	☐	☐	☐

01 John E. Jacob  02 Charles F. Knight  03 Miles L. Marsh  04 Laura D’Andrea Tyson

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” box and strike a line through the nominee’s name. Your shares will be voted for the remaining nominee(s).

	FOR	AGAINST	ABSTAIN
2. To ratify the appointment of Deloitte & Touche LLP as independent auditors	☐	☐	☐
	FOR	AGAINST	ABSTAIN
3. To amend the certificate of incorporation to institute annual election of directors	☐	☐	☐

Morgan Stanley’s Board of Directors Recommends a Vote “AGAINST” Proposal 4 below.
	FOR	AGAINST	ABSTAIN
4. Shareholder proposal to limit CEO compensation	☐	☐	☐

Sign exactly as imprinted (do not print). If shares are held jointly, EACH holder should sign. Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign. An authorized officer signing on behalf of a corporation should indicate the name of the corporation and the officer’s title.

Dated , 2005	Signature	Co-Owner (if any) Signature

á	á	DETACH HERE IF YOU ARE VOTING BY MAIL	á	á

MS 006

MORGAN STANLEY 2005 VOTING INSTRUCTION FORM FOR BENEFIT PLAN PARTICIPANTS

I hereby direct the following to vote, in person or by proxy, all of the shares of Morgan Stanley common stock in my account(s) at the 2005 Annual Meeting of Shareholders to be held on March 15, 2005, and at any and all adjournments or postponements thereof, as indicated on the reverse, and, in its (or the proxies’) discretion, for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may properly come before the meeting.

•	Mellon Bank, N.A., as trustee under the Employee Stock Ownership Plan and the Morgan Stanley 401(k) Plan and as custodian under the Employee Stock Purchase Plan. I understand that, (A) if I sign, date, and return this card, Mellon will vote or grant proxies in accordance with the Board of Directors’ recommendation as to each proposal for which I do not give voting instructions, (B) Mellon will vote or grant proxies for all undirected (other than pursuant to clause (A)) and/or forfeited shares in each of these plans, as applicable, in the same respective proportion as the shares of all participants in each respective plan who have timely delivered properly executed voting instructions, and (C) Mellon will hold my voting instructions in confidence to the extent required by applicable law or regulations or the governing instrument.

•	State Street Bank and Trust Company, as trustee under a trust agreement (Trust), in connection with the 1988 and 1995 Equity Incentive Compensation Plans and the Employees’ Equity Accumulation Plan. I understand that, subject to the Trust’s terms, (A) if I sign, date and return this card, State Street will vote or grant proxies in accordance with the Board of Directors’ recommendation as to each proposal for which I do not give voting instructions and (B) State Street will vote or grant proxies with respect to all shares held in the Trust in connection with these plans for which no proper instructions are received (other than pursuant to clause (A)) in the same proportion as the shares held in connection with these plans for which it has received proper instructions.

•	Mellon Bank, N.A., as custodian under the 1995 Equity Incentive Compensation Plan. I understand that, (A) if I sign, date and return this card, Mellon will vote or grant proxies in accordance with the Board of Directors’ recommendation as to each proposal for which I do not give voting instructions, (B) Mellon will vote or grant proxies for all undirected shares in this plan (other than pursuant to clause (A)) in the same proportion as the shares held in the Trust for which State Street, as Trustee under the Trust, has received proper voting instructions, and (C) Mellon will hold my voting instructions in confidence to the extent required by law.

•	Mellon Bank, N.A., as custodian for stock held on behalf of certain current and former Morgan Stanley employees and directors. I understand that, (A) if I sign, date and return this card, Mellon will vote or grant proxies in accordance with the Board of Directors’ recommendation as to each proposal for which I do not give voting instructions and (B) Mellon will hold my voting instructions in confidence to the extent required by law.

•	State Street Bank and Trust Company, as trustee under the Trust, in connection with the Directors’ Equity Capital Accumulation Plan. I understand that, subject to the Trust’s terms, (A) I must sign, date and return this card in order for State Street to vote or grant proxies with respect to my shares, and (B) if I sign, date and return this card, State Street will vote (i) in accordance with the Board of Directors’ recommendations as to each proposal for which I do not give voting instructions and (ii) in its discretion on all other matters that may properly come before the meeting.

•	Mourant Equity Compensation Solutions, as trustee under a trust deed (UK Trust), in connection with the Morgan Stanley International Profit Sharing Scheme and the Morgan Stanley UK Group Profit Sharing Plan. I understand that, subject to the UK Trust’s terms, (A) I must sign, date and return this card in order for Mourant to vote or grant proxies with respect to my shares, and (B) if I sign, date and return this card, Mourant will vote in accordance with the Board of Directors’ recommendations as to each proposal for which I do not give voting instructions and in its discretion on all other matters that may properly come before the meeting.

Voting instructions must be received by 11:00 P.M. (EST) on March 13, 2005 for shares to be voted in accordance with your instructions.

Notice of 2005 Morgan Stanley Annual Meeting of Shareholders

2500 Lake Cook Road, Riverwoods, Illinois 60015

March 15, 2005, 2 p.m., local time

At the meeting, we plan to:

•	elect four directors to the Board of Directors for a three year term;

•	ratify the appointment of Deloitte & Touche LLP as independent auditors;

•	amend the certificate of incorporation to institute annual election of directors;

•	consider one shareholder proposal; and

•	transact such other business as may properly come before the meeting.

To view or print a copy of our Proxy Statement, Annual Report on Form 10-K or Summary Annual Report, go to www.morganstanley.com/about/ir/sec.html. You may request a copy of any of these by calling 1-212-762-8131.

The shares you vote with this card include your Morgan Stanley 401(k) Plan and Employee Stock Ownership Plan shares, if any. However, if you want to vote your shares in these plans differently from your other plan shares, call 1-201-536-7660 to request separate voting instruction forms for these shares.

If you also hold shares in a brokerage account or in your own name, you have received a separate proxy card or voting instruction form to vote those shares. Please be sure to vote these shares separately from (and in addition to) your employee plan shares. Be sure to follow the voting instructions on each card.

MS 005

MARK VOTES AS SHOWN USING BLACK OR BLUE INK	☒
PLEASE SUBMIT YOUR VOTING INSTRUCTIONS BY PHONE OR BY INTERNET OR RETURN THIS CARD AFTER SIGNING AND DATING IT.

Morgan Stanley’s Board of Directors Recommends a Vote “FOR” Proposals 1, 2 and 3, below.

	FOR	WITHHOLD	FOR ALL EXCEPT
1. To elect as directors all nominees listed (except as marked to the contrary below):	☐	☐	☐

01 John E. Jacob  02 Charles F. Knight  03 Miles L. Marsh  04 Laura D’Andrea Tyson

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” box and strike a line through the nominee’s name. Your shares will be voted for the remaining nominee(s).

	FOR	AGAINST	ABSTAIN
2. To ratify the appointment of Deloitte & Touche LLP as independent auditors	☐	☐	☐
	FOR	AGAINST	ABSTAIN
3. To amend the certificate of incorporation to institute annual election of directors	☐	☐	☐

Morgan Stanley’s Board of Directors Recommends a Vote “AGAINST” Proposal 4 below.
	FOR	AGAINST	ABSTAIN
4. Shareholder proposal to limit CEO compensation.	☐	☐	☐
Sign exactly as imprinted (do not print). Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign.

Signature	Dated , 2005

á	á	DETACH HERE IF YOU ARE VOTING BY MAIL	á	á

Please help the Company reduce costs—submit your voting instructions by internet or telephone.

IMPORTANT

YOUR INSTRUCTIONS MUST BE RECEIVED BY

11:00 P.M. (EST) ON MARCH 13, 2005

1.	INTERNET. Go to www.proxyvoting.com/mwd2. Follow the instructions.
2.	TELEPHONE. Using a touch-tone phone, call 1-866-540-5760 (in the U.S.) or 201-373-5060 (outside the U.S.). Follow the instructions.
3.	MAIL. Date, sign and return the voting instruction form in the enclosed envelope.

MS 005

MORGAN STANLEY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2005 ANNUAL MEETING OF SHAREHOLDERS, MARCH 15, 2005

The undersigned hereby appoints Donald G. Kempf, Jr., Stephen S. Crawford and Ronald T. Carman, and each of them, attorneys and proxies, with full power of substitution, to represent and to vote on behalf of the undersigned all of the shares of common stock of Morgan Stanley that the undersigned is entitled in any capacity to vote if personally present at the 2005 Annual Meeting of Shareholders to be held on March 15, 2005, and at any adjournments or postponements thereof, in accordance with the instructions set forth on the reverse and with the same effect as though the undersigned were present in person and voting such shares. The proxies are authorized in their discretion to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may properly come before the meeting.

PLEASE SUBMIT YOUR PROXY BY PHONE OR BY INTERNET,

OR RETURN THIS PROXY CARD AFTER SIGNING AND DATING IT.

THIS PROXY WILL BE VOTED AS DIRECTED. IF THIS PROXY IS SIGNED, BUT NO DIRECTION IS MADE, IT WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF MORGAN STANLEY’S BOARD OF DIRECTORS.

Notice of 2005 Morgan Stanley Annual Meeting of Shareholders

2500 Lake Cook Road, Riverwoods, Illinois 60015

March 15, 2005, 2 p.m., local time

At the meeting, we plan to:

•	elect four directors to the Board of Directors for a three year term;

•	ratify the appointment of Deloitte & Touche LLP as independent auditors;

•	amend the certificate of incorporation to institute annual election of directors;

•	consider one shareholder proposal; and

•	transact such other business as may properly come before the meeting.

Please help the Company reduce costs – submit your proxy by internet or telephone. The Company can further reduce costs if you agree to “householding” or to receive future versions of our Proxy Statement, Annual Report on Form 10-K and Summary Annual Report electronically over the internet. If you share an address with other shareholders, you can avoid receiving multiple copies of annual meeting materials by consenting to householding. You can view or print a copy of our annual meeting materials at www.morganstanley.com/about/ir/sec.html. You can request a copy of these materials, or get more information regarding electronic delivery and householding, by contacting our transfer agent, Mellon Investor Services, at 800-622-2393 or www.melloninvestor.com.

MS 004

MARK VOTES AS SHOWN USING BLACK OR BLUE INK	☒

PLEASE SUBMIT YOUR PROXY BY PHONE OR BY INTERNET OR RETURN THIS CARD AFTER SIGNING AND DATING IT.

Morgan Stanley’s Board of Directors Recommends a Vote “FOR” Proposals 1, 2 and 3, below.

	FOR	WITHHOLD	FOR ALL EXCEPT
1. To elect as directors all nominees listed (except as marked to the contrary below):	☐	☐	☐

01 John E. Jacob  02 Charles F. Knight  03 Miles L. Marsh  04 Laura D’Andrea Tyson

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” box and strike a line through the nominee’s name. Your shares will be voted for the remaining nominee(s).

	FOR	AGAINST	ABSTAIN
2. To ratify the appointment of Deloitte & Touche LLP as independent auditors	☐	☐	☐
	FOR	AGAINST	ABSTAIN
3. To amend the certificate of incorporation to institute annual election of directors	☐	☐	☐

Morgan Stanley’s Board of Directors Recommends a Vote “AGAINST” Proposal 4 below.
	FOR	AGAINST	ABSTAIN
4. Shareholder proposal to limit CEO compensation	☐	☐	☐

Sign exactly as imprinted (do not print). If shares are held jointly, EACH holder should sign. Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign. An authorized officer signing on behalf of a corporation should indicate the name of the corporation and the officer’s title.

Dated , 2005	Signature	Co-Owner (if any) Signature

á	á	DETACH HERE IF YOU ARE VOTING BY MAIL	á	á

IMPORTANT

YOUR PROXY MUST BE RECEIVED BY THE CLOSE OF THE POLLS

ON MARCH 15, 2005

1.	INTERNET. Go to www.proxyvoting.com/mwd. Follow the instructions.
2.	TELEPHONE. Using a touch-tone phone, call 1-866-540-5760 (in the U.S.) or 201-373-5060 (outside the U.S.). Follow the instructions.
3.	MAIL. Date, sign and return the card in the enclosed envelope.

MS 004

You have two additional voting options

Vote by Internet

Log on

to www.proxyvote.com

OR

Vote by Telephone

Call

the toll-free number
located on the vote instruction form
from a touch-tone telephone

VOTE 24 HOURS A DAY, 7 DAYS A WEEK

Morgan Stanley

Your vote is important. Thank you for voting.

You have two additional voting options

[GRAPHIC]

Follow the easy instructions.

Please vote as the Board of Directors recommends on all proposals.

VOTE 24 HOURS A DAY, 7 DAYS A WEEK

[GRAPHIC]

Yo u r v o t e i s i m p o r t a n t . T h a n k y o u f o r v o t i n g .